As filed with the Securities and Exchange Commission on July 14, 1997
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                             THE QUIGLEY CORPORATION
             (Exact name of Registrant as specified in its charter)

                                     Nevada
                         (State or other jurisdiction of
                         Incorporation or organization)
                                      5149
                          (Primary Standard Industrial
                                  Code Number)
                                   23-2577138
                                (I.R.S. Employer
                             Identification Number)

                              The Landmark Building
                             10 South Clinton Street
                              Doylestown, PA 18901
                                 (215) 345-0919
                      ------------------------------------

                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                                   Guy Quigley
                      President and Chief Executive Officer
                             The Quigley Corporation
                             10 South Clinton Street
                                  P.O. Box 1349
                              Doylestown, PA 18901
                                 (215) 345-0919
      (Name, address and telephone number of agent for service of process)

                      ------------------------------------


                                   Copies to:

                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200


                      ------------------------------------


      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                      ------------------------------------


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                    Proposed
                                                                      Maximum           Proposed
                                                    Amount to         Offering           Maximum
Title of Each Class of                                 be              Price            Aggregate        Amount of Registration
Securities to be Registered                        Registered        Per Share       Offering Price               Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0005 par value, issuable          5,480,000(1)(2)        $3.01(1)      $16,494,800(1)              $4,998.42
upon exercise of warrants)
-----------------------------------------------------------------------------------------------------------------------------------
   Total.............................................................................................              $4,998.42
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon $3.01, the average exercise price of outstanding warrants to purchase 5,480,000 shares of Common Stock.

(2) Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of additional shares that may be issued as result of anti-dilution provisions of the Warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                             THE QUIGLEY CORPORATION

                        5,480,000 SHARES OF COMMON STOCK


     This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of shares (the "Shares") of the Common Stock, $.0005 par value (the "Common Stock"), of The Quigley Corporation, a
Nevada corporation (the "Company") which are issuable by the Company to the Selling Shareholders upon the exercise of certain warrants to purchase Common Stock.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, but will receive amounts upon the exercise of warrants which amounts will be used for working capital and other corporate purposes. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Use of Proceeds."

     The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

     The Company's Common Stock is traded on the Nasdaq Small-Cap Market ("Nasdaq") under the symbol ("QGLY"). On July 11, 1997, the closing bid price of the Common Stock on Nasdaq was $13-5/8 per share. Prior to July 7, 1997, the Company's Common Stock was traded on the National Association of Securities Dealers, Inc.'s OTC Electronic Bulletin Board under the symbol ("QGLY").

--------------------------------------------------------------------------------

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
               WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 6 HEREOF.
--------------------------------------------------------------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
               RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.


                    THE DATE OF THIS PROSPECTUS IS [ ], 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the internet at http//www.sec.gov.

         The Company has also filed with the Commission a Form SB-2 Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT OF THE COMMON STOCK EFFECTED ON JANUARY 15, 1997. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND RELATED STRATEGY AND FINANCING, ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                   THE COMPANY

         The Quigley Corporation (hereinafter referred to as "the Company") is a Nevada corporation which was organized on August 24, 1989 and commenced business operations in October 1989.

         The Company's initial business was the marketing and distribution of a line of nutritious health supplements called Nutri-Bars. Since June 1996, the Company has concentrated its business operations exclusively on the manufacturing, marketing and development of its proprietary Cold-Eeze(R) and Cold-Eezer Plus cold- remedy lozenge products and on development of various product extensions. The Company's lozenge products are based upon a proprietary zinc gluconate formula, which in a clinical study conducted by The Cleveland Clinic, has been shown to reduce the severity and duration of the common cold
symptoms.   The  Quigley  Corporation  acquired  world-wide   manufacturing  and
distribution rights to this formulation in 1992 from Dr. John Godfrey and commenced national marketing in 1996. The Company markets its Cold-Eeze(R) products through manufacturer's representatives, networK marketing, commercial dealerships and other sources of marketing and promotion including television direct marketing.

         The Company's principal office is located at the Landmark Building, 10 South Clinton Street, Doylestown, PA (and its alternative mailing address is P.O. Box 1349, Doylestown, PA 18901). The telephone number is (215) 345-0919.

                                  THE OFFERING

Securities Offered.........................  Up to  5,480,000  shares  of Common
                                             Stock issuable upon the exercise of
                                             warrants  to be sold by the Selling
                                             Shareholders.  See  "Description of
                                             Securities."

Common Stock Outstanding Prior to
   the Offering............................  11,736,268 shares

Common Stock to be Outstanding After
   the Offering............................  17,216,268 shares

Use of Proceeds............................  None of the proceeds  from the sale
                                             of  the  Common  Stock   registered
                                             hereunder   will   accrue   to  the
                                             Company. See "Use of Proceeds."

Risk Factors...............................  The   Securities   offered   hereby
                                             involve  a  high   degree  of  risk
                                             including    without    limitation:
                                             history  of losses;  going  concern
                                             report,    government   regulation;
                                             competition; dependence on sales of
                                             principal  product;  dependence  on
                                             third-party    manufacturing    and
                                             suppliers;  seasonality of business
                                             and  quarterly  fluctuations.   See
                                             "Risk Factors."

Nasdaq Symbol- Common Stock................  QGLY

                          SUMMARY FINANCIAL INFORMATION

      The summary financial information set forth below is derived from the financial statements of the Company appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto.


                                YEAR ENDED                  THREE MONTHS ENDED             THREE MONTHS ENDED
                               SEPTEMBER 30,                   DECEMBER 31,                     MARCH 31
                       -----------------------------   -----------------------------   -----------------------------
                           1995           1996             1995          1996              1996          1997
                           ----           ----             ----          ----              ----          ----

STATEMENT OF
OPERATIONS DATA:
   Net sales...........     $501,903      $1,049,561       $ 147,718     $4,091,653         $105,432    $22,182,007
   Gross Profit........      390,069         765,594         129,743      2,717,326           72,533     15,293,184
   Net Income (Loss)...    (152,556)       (694,269)         (4,347)      1,951,489         (77,290)      6,489,815
   Net Income (Loss)
    per share .........       $(.05)          $(.17)              __           $.14           $(.01)           $.40
   Weighted average
    shares outstanding.    6,722,828       9,539,528      10,562,828     13,881,028        8,416,568     16,368,844





                                                           AS OF MARCH 31, 1997
                                                          ----------------------

BALANCE SHEET DATA:
   Total assets.........................................           24,239,768
   Working capital......................................           10,564,466
   Total liabilities....................................           12,648,491
   Shareholders' equity.................................           11,591,277



(1) On January 2, 1997, the Company changed its fiscal year end from September 30 to December 31. Accordingly, the Summary Financial Information includes results of operations for the three month period ended December 31, 1995 and 1996.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.

         LIMITED OPERATING HISTORY; WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES. The Company was organized in August of 1989 and has generated limited revenues from the sale of its cold-remedy products through the end of the fiscal year ended September 30, 1996. As of March 31, 1997, the Company had working capital of approximately $10.6 million, however, the Company has a history of limited working capital and for the fiscal years ended September 30, 1995 and 1996, the Company had working capital of approximately $270,000 and $911,000, respectively. In addition, although the Company had net income of approximately $1,951,000 and $6,490,000 for the three months ended December 31, 1996 and March 31, 1997, respectively, it incurred net losses of $153,000 and $694,000 for the fiscal years ended September 30, 1995 and 1996. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future. If the Company is unable to generate sufficient cash flow from its operations it would have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital. There can be no assurance that any such financing will be available to the Company, or if available, that the terms will be acceptable to the Company.

         GOING CONCERN REPORT. The Company's independent certified public accountant has included an explanatory paragraph in his report on the Company's financial statements for the fiscal years ended September 30, 1995 and 1996 included herein which states that such financial statements have been prepared based on the assumption that the Company will continue as a going concern and that the Company's losses from operations since inception raise substantial doubt about the ability of the Company to continue as a going concern. See Financial Statements.

         GOVERNMENT REGULATION. The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's cold-relief products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter and prescription drugs and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods.

         Since the Company does not engage in the manufacturing process of its cold-relief products, it is not subject to many of these regulations. In addition, the Company's cold-relief product is a homeopathic remedy which is regulated by the Homeopathic Pharmacopoeia of the United States ("HPUS"). HPUS sets the standards for source, composition and preparation of homeopathic remedies which are officially recognized in the Federal Food, Drug and Cosmetics Act of 1938.

         The Company's business is also regulated by various agencies of the states and localities in which the Company's products are sold and governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

         In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company. Failure to comply with any applicable requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls and seizures.

         COMPETITION. Management of the Company believes that the Company's cold-relief product, which has been clinically proven to reduce the severity and duration of the common cold symptoms, offers a significant advantage over other suppliers in the over-the-counter cold remedy market. Competition consists of numerous suppliers of cold remedy products. This market is highly competitive, and some companies with which the Company competes are substantially larger and have significantly greater resources than the Company. The Company believes that its ability to compete depends on a number of factors, including price, product quality, availability and reliability and name recognition. There can be no assurance that the Company will be able to compete successfully in the future.

         MANAGING GROWTH. The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company. See "Business -- Outlook."

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Guy Quigley, its Chairman of the Board, President and Chief Executive Officer could have a material adverse effect on the operations of the Company. The Company has an employment agreement with Mr. Quigley which expires on May 31, 2005. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees. There can be no assurance that the Company will be able to attract, motivate and retain such persons.

         DEPENDENCE UPON SALES OF PRINCIPAL PRODUCT. The Company's future performance will depend, almost entirely, on the continued customer acceptance of the Company's principal product, Cold-Eeze(R). For the three months ended December 31, 1996 and March 31, 1997, substantially all of the Company's revenues have been generated by sales of Cold-Eeze(R) or product extensions of Cold-Eeze(R). The Company anticipates that substantially all of its revenues for the foreseeable future will be generated by sales of Cold-Eeze(R), both overseas and in the U.S. There can be no assurance that the Company's Cold-Eeze(R) products will continue to receive market acceptance. The inability to successfully commercialize Cold- Eeze(R), for any reason, would have a material adverse effect on the Company's financial condition, prospects, and ability to continue operations. See "Business."

         DEPENDENCE ON THIRD-PARTY MANUFACTURING AND SUPPLIER. The Company does not own or lease any manufacturing facilities, does not manufacture the Cold-Eeze(R) product or any of its ingredients, and purchases all ingredients from a single unaffiliated supplier. The Company has entered into a contract with a single manufacturer to supply its zinc gluconate products. Should this relationship terminate, the Company believes that the contingency plans which it has formulated would prevent such termination from materially affecting the Company's operations. Any such termination may, however, result in a temporary delay in production until a replacement facility with available production time is located. In addition, the terms on which suppliers and manufacturers will be available could have a material effect on the success of the Company. See "Business - Customers and Suppliers."

         UNCERTAINTY OF PATENT PROTECTION; UNCERTAINTY OF PROTECTION OF PROPRIETARY TECHNOLOGY. The strength of the Company's patent position may play an important role in its long-term success. The Company currently owns no patents. However, the Company has been granted an exclusive agreement for worldwide representation, manufacturing, marketing and distribution rights to a zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D. The zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D has been patented in the United States, Germany, France, Italy, Sweden, Canada and Great Britain and a patent is pending in Japan. The Company also has an exclusive license from George Eby Research for a United States use patent for zinc gluconate. There can be no assurance that these patents will be effective to protect the Company's product from duplication by others. In addition, there can be no assurance that the Company or the patent holder will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Moreover, although the Company believes that its product does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that the Company's product is determined to infringe upon the patents or proprietary rights of others, the Company could be required to modify its product or obtain an additional license for the manufacture and/or sale of the product, or could be prohibited from selling the product. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Furthermore, there can be no assurance that the Company or the patent holders will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the Company's product is deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company. See "Business - Patents."

         The Company also relies substantially upon its proprietary technologies, utilizing non-disclosure agreements with its employees, suppliers, consultants and customers to establish and protect the ideas, concepts and documentation of its proprietary technology and know-how. Such methods, however, may not afford complete protection, and there can be no assurance that third parties will not independently develop such know-how or obtain access to the Company's know-how, ideas, concepts and documentation, which could have a material adverse effect on the Company.

         SEASONALITY OF BUSINESS; QUARTERLY FLUCTUATIONS. A substantial portion of the Company's business is highly seasonal, causing significant variations in operating results from quarter to quarter. The consumer market for the Company's cold-relief products tends to be highly seasonal. It is anticipated that a major portion of the Company's will come in the first and fourth quarters since the primary cold season is from September to March. There can be no assurance that the Company can maintain sufficient flexibility with respect to its working capital needs and its ability to manufacture products to be able to minimize the adverse effects of an unanticipated shortfall in or greater than expected demand for its products. Failure to predict accurately and respond to consumer demand may cause the Company to produce excess inventory. Conversely, if the product achieves greater success than anticipated for any given quarter, the Company may not have sufficient inventory to meet customer demand. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         POTENTIAL PRODUCT LIABILITY EXPOSURE. The Company's business exposes it to an inherent risk of potential product liability claims, including claims for serious bodily injury or death, which could lead to substantial damage awards. The Company currently maintains product liability insurance in the amount of and with a maximum payout of $10 million. A successful claim brought against the Company in excess of, or outside of, its insurance coverage could have a material adverse effect on the Company's results of operations and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for the Company's products.

         CONTROL BY PRINCIPAL SHAREHOLDER. Guy Quigley, the Chairman of the Board and President of the Company, through his beneficial ownership has the power to vote approximately 30.9% of the Common Stock. Mr. Quigley and the other executive officers and directors of the Company collectively beneficially own approximately 42.5% of the Company's Stock. These individuals have significant influence over the outcome of all matters submitted to shareholders for approval, including election of directors of the Company, thereby enabling them to control all major decisions of the Company. In addition, such concentration of ownership may have the effect of preventing a change of control of the Company. See "Security Ownership of Certain Beneficial Owners and Management".

         VOLATILITY OF THE COMPANY'S COMMON STOCK PRICES. The market price of the Company's Common Stock has experienced significant volatility, with per share bids ranging from a low of approximately $2.09 to a high of approximately $15.50 (after giving effect to a 2 for 1 stock split) over the six month period from October 1, 1996 to March 31, 1997. Announcements of technological innovations for new commercial products of the Company or its competitors, developments concerning propriety rights or governmental regulation or general conditions in the market for the Company's cold-relief products may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of the Company's securities.

         SHARES ELIGIBLE FOR FUTURE SALE. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

         NO CASH DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception. The Company currently intends to retain earnings, if any, for use in the business and does not anticipate paying any dividends to its shareholders in the foreseeable future.

         RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Articles of Incorporation of the Company authorizes the issuance of a maximum of 1,000,000 shares of preferred stock, par value $.001 per share. No shares of preferred stock are currently outstanding. If shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by the Company's Board of Directors without approval by the holders of the Common Stock of the Company. Such terms could include, among others, preferences as to dividends and distributions on liquidation as well as separate class voting rights. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

         BARRIERS TO TAKEOVER. The Company's Articles of Incorporation and By-Laws contain certain provisions which may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares (150,000,000) and the prohibition of cumulative voting. In addition, the future issuance of preferred stock by the Company could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at the time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some shareholders may want it to make if dissatisfied with the conduct of the Company's business. See "Description of Securities -- Nevada Law and Corporate Provisions Affecting Shareholders."

         LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. Section 78.751 of the Nevada General Corporation Law ("NGCL") allows the Company to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The NGCL permits the Company to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

         The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and discourage or deter shareholders from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, to the extent that the Company expends funds to indemnify directors and officers, funds will be unavailable for operational purposes. See "Description of Securities -- Nevada Law and Corporate Provisions Affecting Shareholders."

                                 USE OF PROCEEDS

         No net proceeds will be realized by the Company from the sale of the Shares offered hereby by the Selling Shareholders. The Company will, however, receive the exercise price of the warrants held by the Selling Shareholders, if and when exercised. Such proceeds will be used by the Company for working capital and other corporate purposes.

                           PRICE RANGE OF COMMON STOCK

         Prior to July 7, 1997, the Company's Common Stock, $.0005 par value, traded on the National Association of Security Dealers, Inc.'s OTC Electronic Bulletin Board under the trading symbol QGLY. The following table sets forth the average range of bid and ask quotations for the Company's Common Stock as reported by the NASD Bulletin Board for each full quarterly period within the two most recent fiscal years (1). Since July 7, 1997, the Company's Common Stock has been quoted on the Nasdaq Small-Cap Market under the trading symbol QGLY.

FISCAL YEAR ENDED SEPTEMBER 30, 1995 (2) (3)


BY QUARTER                                                        COMMON STOCK
----------                                                        ------------

       QUARTER                   DATE                   HIGH            LOW
       -------                   ----                   ----            ---

         1st            December 31, 1994               $1.25           $1.00

         2nd            March 31, 1995                  $1.25           $1.00

         3rd            June 30, 1995                   $1.25           $1.00

         4th            September 30, 1995              $1.25           $1.00



FISCAL YEAR ENDED SEPTEMBER 30, 1996 (2) (3)


BY QUARTER                                                   COMMON STOCK
----------                                                   ------------

       QUARTER                   DATE                   HIGH            LOW
       -------                   ----                   ----            ---

         1st            December 31, 1995               $1.38           $0.88

         2nd            March 31, 1996                  $1.38           $0.88

         3rd            June 30, 1996                   $2.25           $0.63

         4th            September 30, 1996              $6.63           $1.75


INTERIM PERIOD ENDED DECEMBER 31, 1996 (3)



                                 DATE                   HIGH            LOW
                                 ----                   ----            ---

                        December 31, 1996             $ 10.44           $ 2.09

FISCAL YEAR ENDING DECEMBER 31, 1997 (3)


BY QUARTER                                                  COMMON STOCK

       QUARTER                   DATE                HIGH               LOW

         1st            March 31, 1997             $ 15.50            $ 9.03




         (1) Prior to July 7, 1997, trading transactions in the Company's securities occurred in the over-the-counter market and, accordingly, an "established public trading market" for such securities currently exists and has existed for more than the past sixty business days. Bid and asked quotations at fixed prices have appeared regularly in the established quotation systems on at least one-half of such business days. All prices indicated herein are as reported to the Company by broker-dealer(s) making a market in its securities. The aforesaid securities are not traded or quoted on any automated quotation system. The over-the-counter market quotes indicated above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         (2) Prices have been adjusted to reflect the ten-for-one reverse split of Common Stock in December 1995.

         (3) Prices have been adjusted to reflect the two-for-one split of Common Stock in January 1997.


         As of June 30, 1997 there were approximately 373 holders of record of Company's Common Stock, including brokerage firms, clearing houses, and/or depository firms holding the Company's securities for their respective clients. The exact number of beneficial owners of the Company's securities is not known.

                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on the Common Stock and it is currently the intention of the Company not to pay cash dividends on its Common Stock in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.


                             SELECTED FINANCIAL DATA


                                 YEAR ENDED                 THREE MONTHS ENDED            THREE MONTHS ENDED
                                SEPTEMBER 30,                  DECEMBER 31,                    MARCH 31
                         ----------------------------  ----------------------------- ------------------------------
                             1995         1996             1995          1996             1996          1997
                             ----         ----             ----          ----             ----          ----

STATEMENT OF
OPERATIONS DATA:
   Net sales.............    $501,903     $1,049,561         147,718     $4,091,653        $105,432    $22,182,007
   Gross Profit..........     390,069        765,594         129,743      2,717,326          72,533     15,293,184
   Net Income (Loss).....   (152,556)      (694,269)         (4,347)      1,951,489        (77,290)      6,489,815
   Net Income (Loss)
    per share ...........      $(.05)         $(.17)              --           $.14          $(.01)           $.40
   Weighted average
    shares outstanding...   6,722,828      9,539,528      10,562,828     13,881,028       8,416,568     16,368,844




BALANCE SHEET DATA:                             AS OF MARCH 31, 1997
                                             --------------------------


   Total assets..............................        24,239,768
   Working capital...........................        10,564,466
   Total liabilities.........................        12,648,491
   Shareholders' equity......................        11,591,277



(1) On January 2, 1997, the Company changed its fiscal year end from September 30 to December 31. Accordingly, the Summary Financial Information includes results of operations for the three month period ended December 31, 1995 and 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD- LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S EXPANSION INTO NEW MARKETS, COMPETITION, TECHNOLOGICAL ADVANCES AND AVAILABILITY OF MANAGERIAL PERSONNEL.

OVERVIEW

         During the fiscal year ended September 30, 1996, management of the Company made a strategic marketing decision to change the focus and business operations of the Company to the manufacture and marketing of the Company's patented Cold-Eeze(R) cold relief lozenge product and the development and marketing of brand extension products based upon the Company's proprietary zinc gluconate glycine formula.

         By commencing national distribution of a cold-relief product clinically proven to reduce the severity and duration of the common cold symptoms, the Company believes that it is offering a significant addition to the huge over-the-counter cold remedy market. Through greatly increased sales and expansion of manufacturing availability and by holding down operation, marketing and distribution costs, the Company believes it will in the fiscal year ending December 31, 1997 maintain a positive cash flow from operations. The Company also intends to continue to utilize the financial and marketing resources of independent national and international brokers and marketers to represent the Company's Cold-Eeze(R) lozenge product and product extensions, thereby saving the Company from the expenses and capital outlays which the Company would otherwise be required to expend.

         The Company had not generated significant revenues from its business operations from its inception through the third quarter of the fiscal year ended September 30, 1996. As a result of the release of the clinical study by The Cleveland Clinic in July, 1996 citing positive results of the efficacy of the
Company's Cold-Eeze(R) formulation, and the resultant increased national publicity concerning the Cold-Eeze(R) product, revenue from product sales greatly increased during the fourth quarter ending September 30, 1996. For the fiscal year ended September 30, 1996, the Company had a net loss of ($694,269) on revenues of $1,049,561. The dramatic increase in purchase orders for the Cold-Eeze(R) product resulted in a significant backlog in purchase orders by the close of the fiscal year ended September 30, 1996.

         Based upon continuing strong consumer demand for the Cold- Eeze(R) product, the Company in September, 1996 initiated a program designed to increase manufacturing availability in several stages.

As a result of this program, the Company will have the ability to manufacture and ship in excess of $1.5 million of the Cold-Eeze(R) product by the end of January, 1997, with additional manufacturing availability coming on-line shortly thereafter.

         As of December 26, 1996, the Company had a purchase order backlog of approximately $7.5 million of Cold-Eeze(R) product, and was, during the months of November, 1996 and December, 1996, manufacturing and shipping Cold-Eeze(R) product at the rate of approximately $500,000 per week. These sales levels are significantly higher than any previous sales results of the Company and management expects that these sales levels will continue for the immediate future and therefore will have a materially positive effect on the Company's results for the fiscal year ending December 31, 1997.

         Although the Company expects that sales levels will be highest during the peak cold season from September through March, near-term sales levels should continue to increase as the Company ships its backlog of orders and distributors and retailers order increasing quantities of the Cold-Eeze(R) product to fill their distribution pipeline and meet increasing consumer demand for the product. In addition, new marketing plans are under way as well as negotiating sales distribution agreements for the Southern Hemisphere, which has a cold season that is opposite of North America to help counteract the current seasonality for the product.

         The Company expects that it will during the fiscal year ending December 31, 1997 utilize its increased manufacturing availability to manufacture sufficient product for international distribution of Cold-Eeze(R). Although the Company has begun to establish an international network of independent distributors, the current inability to meet domestic demand for the Cold-Eeze(R) product and the time needed for international product registration has delayed the introduction of the Cold-Eeze(R) product outside the United States.

         The management of the Company currently believes that the expected significant increases in revenues, and related profits generated, for the remainder of 1997, should provide an internal source of capital to fund the Company's business operations, and as needed, short term funding with commercial banks. Management is not aware of any trend, events or uncertainties that have, or are reasonably likely, or expected to have, a material negative impact upon the Company's short term or long term liquidity.

         The Company believes that it has developed an effective, proprietary cold remedy product which is beginning to meet with widespread consumer acceptance. Future results of the Company's operations, however, will be dependent upon a number of factors, including competitive and financial pressures associated with national distribution of an over-the-counter cold remedy. Future revenues, costs, margins and profits will continue to be influenced by the Company's ability to increase its manufacturing, marketing and distribution capabilities in order to compete on the national and international level.

         On January 2, 1997, the Company changed its fiscal year end from September 30 to December 31. Accordingly, the comparison of results of operations includes a discussion of the three month period ended December 31, 1996 and 1995.


RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 AND 1997

         For the three months ended March 31, 1997, the Company reported revenues of $22,182,007 and a net income of $6,489,815, as compared with revenues of $105,432 and a net loss of ($77,290) for the comparable period ended March 31, 1996. This substantial increase in revenue and profits is primarily a result of the publication of the clinical trial study in a medical journal, proving the effectiveness of Cold-Eeze(R) as a remedy for the common cold symptoms. Also, contributing to this substantial increase was the Company's national marketing program, national exposure in the media, such as the ABC network news program, "20/20", in January 1997, and the substantial increase in the manufacturing availability for the product during this period.

         The current gross profit rate of 68.9% for the period ended March 31, 1997, should remain as a relative constant going forward, especially for the immediate future. This is comparable to the 68.8% gross profit rate for the period ended March 31, 1996.

         Operating expenses, such as delivery, brokerage commissions, promotion, and advertising costs, increased significantly over the prior comparable period due to the national marketing efforts and the relationship of revenue dollar volume increases of the Cold- Eeze(R) product. These expenses accounted for approximately $3,262,695 of the total operating costs of $4,385,688 for the three months ended March 31, 1997 as compared to total operating costs of $150,501 for the prior comparable period. Accordingly, until other income tax strategies currently being reviewed are implemented in the future, the effective tax rate for the Company should approximate 40.5%.

         Total assets of $24,239,768, working capital of $10,564,466 and shareholder's equity of $11,591,277 for the period ended March 31, 1997, increased dramatically from the prior comparable period. This occurred primarily from significant sales and net income volume increases which thereby increased accounts receivable by $10,133,629 and inventories by $543,695. The occurrence of common stock related transactions, as compared to the comparable reporting period, totaling $584,390 also contributed to the balance sheet increases.

         BY REASON OF THE COMPANY'S CHANGE OF FISCAL YEAR END FROM SEPTEMBER 30 TO DECEMBER 31, THE FOLLOWING COMPARISON IS PROVIDED:

THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1995.

         For the three months ended December 31, 1996, the Company reported revenues of $4,091,653 and a net income of $1,951,489, as compared with revenues of $147,718 and a net loss of ($4,347) for the comparable period ended December 31, 1995. This substantial increase in revenue and profits is primarily due to the Company's national marketing program coupled with the publication of a recent clinical trial study in a medical journal, proving the effectiveness of Cold-Eeze(R) as a remedy for the common cold symptoms. Prior to the release of this study, financial information reported does not really compare to the financial relationships that are present in the three-months period ended December 31, 1996.

         Operating expenses, such as delivery, brokerage commissions, promotion, and advertising costs, increased significantly over the prior comparable period due to the national marketing efforts of the Cold-Eeze(R) product. These expenses accounted for approximately $585,202 of the total operating costs of $802,823 for the three months ended December 31, 1996 as compared to total operating costs of $134,090 for the prior comparable period.

         Total assets of $6,335,373, working capital of $3,777,464 and shareholders' equity of $4,831,262 for the period ended December 31, 1996, increased dramatically from the prior comparable period. This occurred primarily from significant sales increases which thereby increased accounts receivable by $1,593,746 and inventories by $242,393. Also, issuance of common stock related transactions totaling $1,815,795 contributed to the balance sheet increases.

YEAR ENDED SEPTEMBER 30, 1996 COMPARED WITH YEAR ENDED
SEPTEMBER 30, 1995

         For the year ended September 30, 1996, the Company reported revenues of $1,049,561 and a net loss of ($694,269), as compared with revenues of $501,903 and a net loss of ($152,556) for the comparable period ended September 30, 1995. This substantial increase in revenue is primarily attributable to gradual market acceptance of the Cold-Eeze(R) lozenge products. The gradual market acceptance of the Cold-Eeze(R) product resulted from a national marketing program commenced in the fourth quarter for the year ended September 30, 1996 and the release of the results of The Cleveland Clinic Study in July, 1996. Sales in 1995 were $501,903, most of which resulted following the Company's marketing shift from health food bars to cold-relief products.

         Cost of Goods sold, as a percentage of net sales, increased to 27.1% for the year ended September 30, 1996 from 22.3% for the year ended September 30, 1995. The slight increase was similarly caused by the Company's change in its product mix toward developing and marketing the Cold-Eeze(R) products instead of health food bars. During the year ended September 30, 1996, operating expenses similarly increased to $1,493,794 from $552,696 in the year ended September 30, 1995. This was primarily a result of increased costs associated with a national marketing program and the increased sales volume from the Cold-Eeze(R) product during the year ended September 30, 1996.

         During the year ended September 30, 1996, the Company's major operating expenses included $558,281 for salaries and $570,752 for advertising which collectively accounted for $1,129,033 or approximately 75.6% of the Company's operating expenses. Other operating costs for this period maintained their fixed attributes, in that they did not follow sales volume but maintained a relative constant dollar value for the year ended September 30, 1995. During the year ended September 30, 1995, these expenses included $106,660 for salaries and $93,931 for advertising. If these two categories of expenses maintained the same relationship to net sales from the year ended September 30, 1995, then the net loss for the year ended September 30, 1996 would have changed to basically a break even.

         For future periods, a normal profitable relationship should develop for all costs and operating expenses as they relate to sales. However, this will not occur until certain break even sales volume levels are achieved to absorb certain fixed costs of the Company. The pricing structure of the Company's product is designed to render the Company profitable after base line sales volume levels are attained.

         The total assets of the Company at September 30, 1996 and September 30, 1995 were $1,368,301 and $437,076 respectively. Working capital increased to $910,970 from $287,281 for the respective periods. These significant increases are due primarily to increased sales volume, the acquisition of the use patent, and funds or paid in capital generated from the sale, exercise or exchange for services of the Company's Common Stock, options, and warrants.

         At September 30, 1996, the Company's backlog was approximately $2 million as compared to no backlog at September 30, 1995. The backlog increase was attributable to a growth in sales of the Company's Cold-Eeze(R) lozenge products.

YEAR ENDED SEPTEMBER 30, 1995 COMPARED WITH YEAR ENDED
SEPTEMBER 30, 1994

         For the year ended September 30, 1995, the Company reported revenues of $501,903 and a net loss of ($152,556), as compared with revenues of $76,907 and a loss of ($73,784) for the comparable period ended September 30, 1994. This dramatic change in revenue is primarily attributable to the Company's initial marketing efforts of its cold-relief products, through the "QVC" television shopping network, which represents approximately $261,000 or 52% of the total revenues for the year ended September 30, 1995, and growing interest of the product by consumers in the marketplace.

         Cost of goods sold, as a percentage of net sales, decreased to 22.3% for the year ended September 30, 1995 from 34.8% for the year ended September 30, 1994. The occurred because the Company's change in its product mix toward developing and marketing the Cold- Eeze(R) products primarily through QVC, which carried a lower cost of sales than health food and other cold-relief products. During the fiscal year ended September 30, 1995, the health food bars accounted for approximately 1% of total net sales as opposed to approximately 27% in the fiscal year ended September 30, 1994.

         During the fiscal year ended September 30, 1995, operating expenses increased to $552,696 from $180,015 in the year ended September 30, 1994. However, as a percentage of net sales, operating costs decreased to 110.1% in the year ended September 30, 1995 from 234.1% in the fiscal year ended September 30, 1994. Even though total operating costs were lower as a percentage of net sales, certain expenses increased in the fiscal year ended September 30, 1995 causing a greater loss from operations to be reported. During the fiscal year ended September 30, 1995, advertising and professional expenses increased to $93,931 and $69,325, respectively, compared to $3,056 and ($8,081), respectively for the year ended September 30, 1994.

         The Company had working capital of $287,281 for its fiscal year ended September 30, 1995, as compared to a working capital deficiency of ($59,998) for its fiscal year ended September 30, 1994. This improvement in working capital was due primarily to a significant increase in revenues to $501,903 in the year ended September 30, 1995 from $76,907 in the year ended September 30, 1994, combined with additional capital obtained by the Company through sale of Common Stock.

         As of September 30, 1995, the Company did not have any current material commitments for capital expenditures.

LIQUIDITY AND CAPITAL RESOURCES

         The Company had working capital of $910,970 and $287,281 at September 30, 1996 and 1995, respectively. The increase in working capital is due to the proceeds received by the Company from the sale or exchange of common stock for cash or services and increased sales of $547,658. Total cash balances at September 30, 1996 were $370,147, as compared to $132,739 at September 30, 1995.

         The Company believes that its increased marketing efforts and increased national publicity concerning the Cold-Eeze(R) product, together with the Company's increased manufacturing availability, will result in significantly increased revenues in the year ending December 31, 1997. These revenues will provide an internal source of capital to fund the Company's business operations. In addition to anticipated earnings from operations, the Company may continue to raise capital through the issuance of equity securities or short term borrowing with commercial banks to finance anticipated growth.

         Management is not aware of any trends, events or uncertainties that have or are reasonably likely or expected to have a material negative impact upon the Company's (a) short term or long term liquidity, (b) net sales or revenues or income from continuing operations and (c) the Company's business operations may not be considered to be cyclical and/or seasonable in nature. Any challenge to the Company's rights under certain patents could have a material adverse effect on future liquidity of the Company, however, the Company is not aware of any condition which would make such an event probable.

         Management believes that its present cash balances and future cash provided by operating activities will be sufficient to support current working capital requirements and planned expansion through the year ending December 31, 1997. However, should the Company's business expand significantly, additional external sources of financing would be required. While the Company believes that such financing would be available to it, there can be no assurance in this regard.

PLAN OF OPERATIONS AND CAPITAL REQUIREMENTS

         Since the Cold-Eeze(R) lozenge product is manufactured for the Company by outside sources, capital expenditures for the year ending December 31, 1997 are not anticipated to be material.

         There are significant royalty agreements between the Company and the patent holders of the Company's cold-relief product. The Company has entered into royalty agreements with Godfrey Science & Design, Inc. and George Eby Research that require payments of 3% of gross sales and with Guy J. Quigley and Charles A. Phillips who share a royalty of 5% of gross sales (in a ratio of 3.75% and 1.25%, respectively). Additionally, Dr. John C. Godfrey and Dr. Nancy
J. Godfrey receive a consulting fee of 2% of gross sales. All such royalty and consulting arrangements are subject to certain adjustments, and payments are required by the Company only after funds are remitted from such sales. See, Description of Business- Royalty and Employment Agreements.

         The agreements expire as follows: the agreement with George Eby Research expires on March 5, 2002; the agreements with each of Godfrey Science & Design, Dr. John C. Godfrey, and Dr. Nancy J. Godfrey expire on May 4, 2007; and the agreements with Guy J. Quigley and Charles A. Phillips expire on May 31, 2005. All costs associated with the cold-relief product, including the royalty and consulting agreements, have been built into the wholesale selling price of the product, in order to render the operations profitable after a certain base sales volume has been achieved.

FORWARD LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Factors that could cause actual results to differ from the results specifically discussed in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors." In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                    BUSINESS

OVERVIEW

         The Quigley Corporation (the "Company") is a Nevada corporation which was organized on August 24, 1989 and commenced business operations in October, 1989. Since its inception, the Company has conducted research and development into various types of health-related food supplements and homeopathic cold remedies.

         The Company's initial business was the marketing and distribution of a line of nutritious health supplements (hereinafter "Nutri-Bars"). Beginning in 1995, the Company minimized its marketing of the Nutri-Bars and focused its efforts on the development and marketing of the Company's patented Cold- Eeze(R) zinc gluconate cold relief lozenge product.

         Since June, 1996, the Company has concentrated its business operations exclusively on the manufacturing, marketing and development of its proprietary Cold-Eeze(R) and Cold-Eezer Plus cold- remedy lozenge products and on development of various product extensions. The Company's lozenge products are based upon a proprietary zinc gluconate formula which in a clinical study conducted by The Cleveland Clinic has been shown to reduce the severity and duration of the common cold symptoms. The Quigley Corporation acquired world-wide manufacturing and distribution rights to this formulation in 1992 from Dr. John Godfrey and commenced national marketing in 1996.

THE COLD-EEZE(R) COLD REMEDY LOZENGE

         In May, 1992, the Company entered into an exclusive agreement for worldwide representation, manufacturing, marketing and distribution rights to a zinc gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D., and patented in the United States, United Kingdom, Sweden, France, Italy, Canada, Germany, and pending in Japan. This product is presently being marketed by the Company under the tradename Cold-Eeze(R) by the Company directly and also through independent brokers and marketers, and is a featured product on the QVC Cable TV shopping network.

         In 1996, the Company also acquired an exclusive license to a zinc gluconate use patent which had been patented by George Eby III, thereby assuring the Company of exclusivity in the manufacturing and marketing of zinc gluconate formulated cold relief products.

         Under an FDA approved Investigational New Drug Application, filed by Dartmouth College, a randomized double-blind placebo- controlled study (randomized study), conducted at Dartmouth College Health Science, Hanover, New Hampshire, concluded that the lozenge formulation treatment, initiated within 48 hours of symptom onset, resulted in a significant reduction in the total duration of the common cold symptoms.

         On May 22, 1992, ZINC AND THE COMMON COLD, A CONTROLLED CLINICAL STUDY, by Dr. Godfrey, et al., was published in England, in the "Journal of International Medical Research", Volume 20, Number 3, Pages 234-246. According to Dr. Godfrey (a) flavorings used in other Zinc lozenge products (citrate, tartrate, separate, orotate, picolinate, mannitol or sorbitol) render the Zinc inactive and unavailable to the patient's nasal passages, mouth and throat, where cold symptoms have to be treated, (b) this new, patented pleasant-tasting formulation delivers approximately 93% of the active Zinc to the mucosal surfaces and (c) the patient has the same sequence of symptoms as in the absence of treatment, but goes through the phases at an accelerated rate and with reduced symptom severity.

         On July 15, 1996, results of a new randomized double-blind placebo-controlled study on the common cold, which commenced at the CLEVELAND CLINIC FOUNDATION on October 3rd, 1994 was published. The study called "ZINC GLUCONATE LOZENGES FOR TREATING THE COMMON COLD" was completed and published in the ANNALS OF INTERNAL MEDICINE - VOL. 125 NO. 2. Using a 13.3mg lozenge (almost half the strength of the lozenge used in our Dartmouth Study), the results still showed a 42% reduction in the duration of the Common Cold symptoms.

         The Company's executive offices are located at Landmark Building, PO Box 1349, Doylestown, PA 18901. The telephone number of the Company is (215) 345-0919. The Company maintains a home page on the Internet at http://www.quigleyco.com and can be reached by e-mail at quigley@quigleyco.com.

CUSTOMERS AND SUPPLIERS

         The Cold-Eeze(R) lozenge products are distributed through numerous independent and chain drug and discount stores throughout the United States, including Walgreen's, Revco, Osco/Sav-On, Thrift Drug, CVS, RiteAid, Eckerd, PharMor, K-Mart, and wholesale distribution including, McKesson, Bergen Brunswick, Foxmeyer, US Health Distributors. The Cold-Eezer Plus product is marketed through an exclusive sales agreement with the QVC cable shopping network. The Company is not dependent on any single customer.

         The Company currently uses a single supplier to provide its zinc gluconate products. The Company entered into an exclusive supply agreement effective as of March 17, 1997, pursuant to which such supplier will exclusively manufacture and package the Company's zinc gluconate lozenges for an initial period expiring on March 16, 2000. The contract provides for a yearly renewal, unless terminated by either party upon two (2) years written notice. Should this relationship terminate, the Company believes that the contingency plans which it has formulated would prevent such termination from materially affecting the Company's operations. Any such termination may, however, result in a temporary delay in production until a replacement facility with available production time is located.

RESEARCH AND DEVELOPMENT

         The  Company's  research  and  development  costs  for the  year  ended
September 31, 1996 and the year ended September 30, 1995 was $41,856 and $70,711, respectively. The decrease in research and development costs is attributable to the Company's completion of its research and development projects with respect to the Cold- Eeze(R) product. The clinical study conducted by The Cleveland Clinic was done at no cost to the Company. The Company will in the fiscal year ending December 31, 1997 incur research and development expenditures to develop extensions of the lozenge product, including potential pediatric Cold-Eeze(R), along with chewing gum and mouthwash formulations of the Cold-Eeze(R) product.

PATENTS

         The Company currently owns no patents. However, the Company has been granted an exclusive agreement for worldwide representation, manufacturing, marketing and distribution rights to a zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D., and patented as follows:

UNITED STATES:   No. 4 684 528 (August 4, 1987) AND
                 No. 4 758 439 (July 19, 1988)
GERMANY:         No. 3,587,766 (March 2, 1994)
FRANCE & ITALY:  No. EP 0 183 840 B1 (March 2, 1994)
SWEDEN.          No. 0 183 840 (March 2, 1994)
CANADA:          No. 1 243 952  (November 1, 1988)
GREAT BRITAIN:   No. 2 179 536 (December 21, 1988)
JAPAN:           Pending.

         In 1996, the Company also acquired exclusive license for a United States ZINC GLUCONATE USE PATENT NUMBER RI 33,465 from the patent holder George Eby of George Eby Research. This use patent gives The Company the only world-wide entity with rights to both USE and FORMULATION patents on zinc gluconate for reducing the duration and severity of the common cold symptoms.

COMPETITION

         The Company competes with other suppliers of cold remedy products. These suppliers range widely in size. Some of the Company's competitors have significantly greater financial, technical or marketing resources than the Company. Many of the products offered by the Company's competitors only relieve the symptoms of the common cold and management believes that its product, which has been clinically proven to reduce the severity and duration of the common cold symptoms, offers a significant advantage over many of its competitors in the over-the-counter cold remedy market. The Company believes that its ability to compete depends on a number of factors, including price, product quality, availability and reliability, credit terms, name recognition, delivery time and post-sale service and support.

REGULATORY MATTERS

         The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's cold-relief products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter and prescription drugs and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods.

         Since the Company does not engage in the manufacturing process of its cold-relief products, it is not subject to many of these regulations. In addition, the Company's cold-relief product is a homeopathic remedy which is regulated by the Homeopathic Pharmacopoeia of the United States ("HPUS"). HPUS sets the standards for source, composition and preparation of homeopathic remedies which are officially recognized in the Federal Food, Drug and Cosmetics Act of 1938.

         The Company's business is also regulated by various agencies of the states and localities in which the Company's products are sold and governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

         The Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Regulatory and legislative changes can affect the economics of the industry by requiring changes in operating practices or by influencing the demand for, and the costs of providing the Company's products. Such new legislation could have a material adverse effect on the Company. Failure to comply with any applicable requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls and seizures.

         Management believes that the Company is in compliance with all such laws, regulations and standards currently in effect including the Food, Drug and Cosmetic Act of 1938 and HPUS. Management further believes that the cost of compliance with such laws, regulations and standards has not and will not have a material adverse effect on the Company.

EMPLOYEES

         The Company currently has nine (9) full-time employees, of whom all were involved in an executive, marketing or administrative capacity. None of the Company's employees is covered by a collective bargaining agreement or is a member of a union. The Company considers its relationship with its employees to be good.

PROPERTIES

         The Company currently maintains its executive offices at the Landmark Building, 10 South Clinton Street, Doylestown, PA (and its alternative mailing address is P.O. Box 1349, Doylestown, PA 18901) where it occupies approximately 2,000 square feet of office space pursuant to a written 3-year lease agreement with an unaffiliated landlord. The Company also occupies approximately 2,500 square feet of warehouse space under a one-year lease agreement with an unaffiliated landlord. The monthly aggregate lease payments for both premises is $ 2,470. The Company believes that its existing facilities are adequate for its current needs and that additional facilities in its service area are available to meet future needs.

LEGAL PROCEEDINGS

         The Company is not presently a party to any material litigation nor, to the knowledge of management, is any material litigation threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Listed below are the names, ages and positions with the Company of all Directors and Executive Officers of the Company as of June 30, 1997. Each director's term is scheduled to expire at the next annual meeting of shareholders and when his successor is duly elected:


                                                                          Year
                                                                         First
           NAME                  AGE            POSITION                ELECTED
           ----                  ---            --------                -------

Guy J. Quigley                    55         President, Chief             1989
Landmark Building                            Executive Officer
10 South Clinton Street                      and Director
Doylestown, PA 18901

Eric H. Kaytes                    41         Vice President,              1989
Landmark Building                            Secretary,
10 South Clinton Street                      Treasurer and
Doylestown, PA 18901                         Director

                                                                          Year
                                                                         First
           NAME                  AGE            POSITION                ELECTED
           ----                  ---            --------                -------

Charles A. Phillips               49         Vice President,              1989
Landmark Building                            Chief Operating
10 South Clinton Street                      Officer and
Doylestown, PA 18901                         Director

George J. Longo,                  51         Vice President,              1997
Landmark Building                            Chief Financial
10 South Clinton Street                      Officer and
Doylestown, PA 18901                         Director

A. Jerene Robbins, M.D.           78         Director                     1997
Landmark Building
10 South Clinton Street
Doylestown, PA 18901

Robert L. Pollack,                72         Chairman Medical             1993
Ph.D.                                        Advisory Board,
Landmark Building                            Director of
10 South Clinton Street                      Research and
Doylestown, PA 18901                         Development and
                                             Director

GUY J. QUIGLEY is the Founder of the Company and has served as its Chairman of the Board, President, and Chief Executive Officer since September 1989. Prior to this date, Mr. Quigley, an accomplished author, established and operated various manufacturing, sales, marketing and real estate companies located in the United States, Europe and the African Continent.

CHARLES A. PHILLIPS has been Vice President, Chief Operations Officer and a Director of the Company since September 1989. He is currently responsible for overseeing the Company's relationships with its manufacturing partners. Before his employment with the Company, Mr. Phillips founded and operated KEB Enterprises, a gold and diamond mining operation that was based in Sierra Leone, West Africa. In addition, Mr. Phillips, also served as a technical consultant for Re-Tech, Inc., Horsham, Pennsylvania, where he was responsible for full marketing and production of a prototype electrical device.

ERIC H. KAYTES currently serves as Vice President of Management Information Systems, Secretary, Treasurer and is a Director of the Company. From 1989 until January 1997, Mr. Kaytes also served as the Chief Financial Officer of the Company. Prior to 1989 and concurrent with his responsibilities for the Company, Mr. Kaytes has been an independent programmer and designer of computer software.

GEORGE J. LONGO, assumed his duties as Vice President and Chief Financial Officer for the Company in January 1997. Mr. Longo was also appointed as a Director of the Company in March 1997. Before joining the Company, Mr. Longo served as Chief Financial Officer of two privately held international manufacturing firms and Manager of Corporate Accounting at RHONE-PAULENC RORER, INC., being responsible for SEC and IRS Compliance, and was involved in acquisition and general accounting issues. Prior to that, Mr.
Longo was with KPMG Peat Marwick.

A. JERENE ROBBINS, M.D., F.A.C.S., has served as a director of the Company since June 1997. Dr. Robbins is currently the Director of Health Services of St. Peters College, and a Member Emeritus of the Surgical Staff at Christ Hospital in New Jersey. In addition to her private practice as a thoracic surgeon, Dr. Robbins has served as attending surgeon at Flower & Fifth Avenue Hospital and Metropolitan Hospital in New York and Christ Hospital and Jersey City Medical Center in New Jersey. Dr. Robbins was appointed as Attending Thoracic Surgeon and Consultant Geriatric Surgeon for B.S. Pollak Hospital, as well as to the position of Superintendent.

ROBERT L. POLLACK, B.S., M.S., Ph.D. currently serves as the Chairman of the Company's Medical Advisory Board, Director of Research and Development and a Director. Dr. Pollack is a Professor Emeritus at Temple University School of Medicine's Department of Biochemistry. Dr. Pollack is a biochemist, researcher, nutritionist, microbiologist, editor and educator having lectured (both nationally and internationally) on nutritional matters to the general public and scientific audiences. In addition to publishing several papers in scientific journals, Dr. Pollack has authored three books on the subject of nutrition and is currently responsible for overseeing the Company's product development and product quality efforts.

EXECUTIVE COMPENSATION

         (a)  CASH COMPENSATION

         The following table sets forth information concerning all remuneration paid or accrued by the Company for services rendered during the year ended September 30, 1994, the year ended September 30, 1995 and the year ended
September 30, 1996 to the Company's chief executive officer and three most compensated executive officers whose cash compensation exceeded $100,000.

                                                                                                         Additional
         Name and Principal                                                    Salary                   Compensation
              Position                             Year                        ($)(1)                      ($)(2)
----------------------------------      -----------------------      -----------------------      -----------------------

Guy J. Quigley                                     1996                      125,000                     235,956
Chairman of the                                    1995                       62,400
Board, President,                                  1994                       25,000
Chief Executive
Officer



Charles A. Phillips                                1996                       85,000                      81,547
Vice President and                                 1995                       38,050
Chief Operating Officer                            1994                       25,000



All Executive                                      1996                      221,300                     329,343
Officers as a group                                1995                      103,850
(3 Persons)                                        1994                       50,000


-----------------------
(1)      Compensation paid pursuant to employee agreements.
(2) Additional payments, including stock awards in lieu of cash, for past and current services.

         (b)  OUTSTANDING OPTIONS

         As of September 30, 1996, Officers and/or Directors of the Company have been issued an aggregate of 585,000 options to purchase shares of the Company's Common Stock at various exercise prices. The following table sets forth information as to all options to purchase the Company's Common Stock which were granted, and held by each of the individuals listed on the remuneration table and all directors and officers as a group:



                                  Options To
                                Purchase # of                                                                      Percent of
                                    Shares              Exercise              Date                                    Total
Name                              Indicated              Price               Granted             Expires             Options
----                              ---------              -----               -------             -------             -------

Guy J. Quigley                     200,000                    $ .50               12/95           12/00                3.4
                                   300,000                     1.75                7/96            6/01                5.1

Charles A. Phillips                150,000                    $ .50               12/95           12/00                2.6
                                   300,000                     1.75                7/96            6/01                5.1

Eric H. Kaytes                      60,000                    $ .50               12/95           12/00                2.6
                                    50,000                     1.75                7/96            6/01                5.2

Robert L. Pollack                   60,000                    $ .50               12/95           12/00                1.0
                                    50,000                     1.75                7/96            6/01                 .8


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

ROYALTY AND EMPLOYMENT AGREEMENTS

         The Cold-Eeze(R) product is manufactured for the Company by an independent manufacturer and marketed by the Company in accordance with the terms of the licensing agreement (between the Company and Godfrey Science & Design, Inc. and John C. Godfrey, Ph.D; hereinafter "Dr. Godfrey"). The contract is assignable by the Company with Dr. Godfrey's consent. Throughout the duration of the agreement Dr. Godfrey is to receive a three percent (3%) royalty on all gross sales (subsequent to the Company receiving payment upon such gross sales).

         A separate consulting agreement between the parties referred to directly above was similarly entered into on May 4, 1992 whereby Dr. John C. Godfrey and Dr. Nancy J. Godfrey are to receive a consulting fee of two percent (2%) of gross sales of the lozenge by the Company for his consulting services to the Company with respect to such product.

         Pursuant to the License Agreement entered into between the Company and George Eby Research, the Company pays a royalty fee. Throughout the duration of the agreement George Eby of George Eby Research is to receive a three percent (3%) royalty on all gross sales (subsequent to the Company receiving payment upon such gross sales).

         An employment agreement between the Company and Guy J. Quigley was entered into on June 1, 1995, whereby Guy J. Quigley, along with the normal considerations of an Executive Employment Agreement, in consideration of the acquisition of the cold therapy product, is to receive a royalty of five percent (5%) of gross sales of the Lozenge by the Company for the termination of said agreement on May 31, 2005.

         An employment agreement between the Company and Charles A. Phillips was entered into on June 1, 1995, whereby Charles A. Phillips, along with the normal considerations of an Executive Employment Agreement, shall receive 25% (twenty five per cent) of the royalty received by Guy J. Quigley, either directly from Guy J. Quigley or, if requested, directly from the Company. Should Charles A. Phillips make such request upon Company, the said 25% (twenty five per cent) would be deducted from any royalties due to Guy J.
Quigley.

DIRECTOR'S COMPENSATION

         The Company's directors are not compensated for attendance at meetings. The Company currently does not plan to compensate its outside directors for services rendered in their capacity as directors.

                              CERTAIN TRANSACTIONS

         For the year ended September 30, 1996, there have not been any material transactions between the Company and any Director, Executive Officer, security holder or any member of the immediate family of any of the aforementioned which exceeded the sum of $60,000.
                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning ownership of the Company's Common Stock, as of June 30, 1997, by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock outstanding on such date, (ii) each of the Company's directors, (iii) each of the executive officers named in the summary compensation table, and (iv) all current directors and executive officers of the Company as a group.

         Name and Address of              Amount of Shares          Percentage
         Beneficial Owner(1)          Beneficially Owned(2)(3)      of Class
-------------------------------    -----------------------------    ------------

GUY J. QUIGLEY                           3,841,854(4)                     30.9


CHARLES A. PHILLIPS                      1,482,992(5)                     12.0


ERIC H. KAYTES                             402,992(6)                      3.4


GEORGE J. LONGO                            125,000(7)                      1.0


A. JERENE ROBBINS, M.D.                      5,000(8)                       *


ROBERT L. POLLACK, Ph.D.                   180,000(9)                     1.5


ALL DIRECTORS AND
EXECUTIVE OFFICERS
AS A GROUP
(Six Persons)(9)                         6,037,838(10)                   44.7


-----------------

         * Less than one percent


(1) Unless otherwise indicated, all addresses are c/o Quigley Corporation, Landmark Building, 10 South Clinton Street, Doylestown, PA 18901.

(2) Includes shares issued pursuant to a two-for-one stock split on January 15, 1997.

(3) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d- 3 and includes options or other rights to subscribe which are exercisable within sixty (60) days of June 30, 1997.

(4) Mr. Quigley's beneficial ownership includes (i) an aggregate of 820,000 shares beneficially owned by certain members of Mr. Quigley's immediate family; (ii) warrants exercisable within sixty (60) days to purchase 200,000 shares of Common Stock at an exercise price of $.50 per share;
         (iii) warrants exercisable within sixty (60) days to purchase 300,000 shares of Common Stock at an exercise price of $1.75 per share; (iv) warrants exercisable within sixty (60) days to purchase 75,000 shares of Common Stock at an exercise price of $2.50 per share; and (v) warrants exercisable within sixty (60) days to purchase 140,000 shares of Common Stock at an exercise price of $10.00 per share.

(5) Mr. Phillips's beneficial ownership includes (i) warrants exercisable within sixty (60) days to purchase 150,000 shares of Common Stock at an exercise price of $.50 per share; (ii) warrants exercisable within sixty (60) days to purchase 300,000 shares of Common Stock at an exercise price of $1.75 per share; (iii) warrants exercisable within sixty (60) days to purchase 75,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) warrants exercisable within sixty (60) days to purchase 85,000 shares of Common Stock at an exercise price of $10.00 per share.

(6) Mr. Kaytes's beneficial ownership includes (i) warrants exercisable within sixty (60) days to purchase 60,000 shares of Common Stock at an exercise price of $.50 per share; (ii) warrants exercisable within sixty (60) days to purchase 50,000 shares of Common Stock at an exercise price of $1.75 per share; (iii) warrants exercisable within sixty (60) days to purchase 25,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) warrants exercisable within sixty (60) days to purchase 35,000 shares of Common Stock at an exercise price of $10.00 per share.

(7) Mr. Longo's beneficial ownership includes (i) warrants exercisable within sixty (60) days to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share; and (ii) warrants exercisable within sixty (60) days to purchase 75,000 shares of Common Stock at an exercise price of $10.00 per share.

(8) Dr. Robbins' beneficial ownership includes warrants exercisable within 60 days to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share.

(9) Dr. Pollack's beneficial ownership includes (i) warrants exercisable within sixty (60) days to purchase 60,000 shares of Common Stock at an exercise price of $.50 per share; (ii) warrants exercisable within sixty (60) days to purchase 50,000 shares of Common Stock at an exercise price of $1.75 per share; and (iii) warrants exercisable within sixty (60) days to purchase 25,000 shares of Common Stock at an exercise price of $2.50 per share.

(10) Includes an aggregate of 1,760,000 shares of Common Stock issuable to officers and directors of the Company upon exercise of warrants exercisable within sixty (60) days to purchase an aggregate of 1,760,000 shares of Common Stock.


                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock, $.0005 par value per share and 1,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock"). As of June 30, 1997, there were 11,736,268 shares of Common Stock outstanding. After the completion of this Offering and after giving effect to the exercise of warrants into 5,480,000 shares, there will be 17,216,268 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding.

COMMON STOCK

         All outstanding shares of Common Stock are, and the shares offered hereby will be, validly issued, fully paid and non-assessable. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, shareholders of Common Stock are entitled to share ratably in such dividends and distributions as may from time to time be declared by the Board of Directors of the Company from funds legally available therefor and upon liquidation will be entitled to share ratably in any assets of the Company legally available for distribution to holders of the Common Stock. The Company's Articles of Incorporation, as amended, and By-Laws do not confer any preemptive, subscription, redemption or conversion rights on the holders of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting, which means that holders of a majority of the voting power may elect all of the directors.

PREFERRED STOCK

         The Company's authorized shares of Preferred Stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the shareholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of Preferred Stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of Preferred Stock could also adversely effect the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

         Following this offering, no shareholders of the Company's Common Stock will have rights to register those shares for sale to the public under the Securities Act of 1933, as amended (the "Securities Act").

NEVADA LAW AND CORPORATE PROVISIONS AFFECTING SHAREHOLDERS

         The Company's Certificate of Incorporation and By-laws contain certain provisions which may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares of Common Stock (50,000,000) the authorization of the Board of Directors to issue Preferred Stock as described above and the prohibition of cumulative voting. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at the time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some shareholders may want it to make if dissatisfied with the conduct of the Company's business. See "Risk Factors - Anti-Takeover Provisions."

         Furthermore, Section 78.751 of the Nevada General Corporation Law ("NGCL") allows the Company to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The NGCL permits the Company to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

         The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and discourage or deter shareholders from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, to the extent that the Company expends funds to indemnify directors and officers, funds will be unavailable for operational purposes. See "Risk Factors Indemnification of Officers and Directors."

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Shareholder as of June 30, 1997, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of the offering. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company during the past three years.


                                           No. of Shares
                                          of Common Stock          No. of
                                         Beneficially Owned        Shares            Shares Beneficially Owned
       Name                               at June 30, 1997         Offered                After Offering (1)
------------------                     ----------------------      -------      ----------------------------------

Guy J. Quigley (2)....................         3,841,854            715,000(3)         3,126,854         18.2%

Wendy Quigley.........................           700,000            400,000(4)           300,000          1.7%

Kariba Holdings, Ltd..................           665,000            430,000(5)           235,000          1.4%

Charles Phillips (6)..................         1,482,992            610,000(7)           872,992          5.1%

Robert Pollack (8)....................           180,000            135,000(9)            45,000            *

Eric Kaytes (10)......................           402,992            170,000(11)                0            *

William J. Reilly.....................           811,533            340,000(12)          471,533          2.7%

Marielle T. Reilly....................           125,000            100,000(13)           25,000            *

Marielle T. Reilly, Trustee...........           125,000            100,000(14)           25,000            *

Ted Karkus............................            50,000             50,000(15)                0            *

George J. Longo (16) .................           125,000            125,000(17)                0            *

Prophase Management, Inc..............           250,000            250,000(18)                0            *

Thomas MacAniff.......................           607,183            260,000(19)          347,183          2.0%

Sands Brothers & Co., Ltd.............           175,000            175,000(20)                0            *

SBS Retained Annuity Trust............           180,000            180,000(21)                0            *

MSS Retained Annuity Trust............           180,000            180,000(21)                0            *

Mark G. Hollo.........................           337,500            337,500(22)                0            *

Scott Franklin........................             4,600              4,600(21)                0            *

Bob Spiegel...........................             4,600              4,600(21)                0            *

Richard Sands.........................             4,600              4,600(21)                0            *

Rob Bonaventura.......................             4,600              4,600(21)                0            *

Sabin Danziger........................             1,900              1,900(21)                0            *

Community Funds, Inc..................             2,000              2,000(21)                0            *

Charles Robinson......................             3,200              3,200(21)                0            *

Gordon Fallone........................             3,300              3,300(21)                0            *

Hugh Marasa...........................             3,300              3,300(21)                0            *

James Brodie..........................             2,900              2,900(21)                0            *

Seth Potter...........................            11,000             11,000(23)                0            *

Alan Bluestine........................             2,500              2,500(21)                0            *

BR/RA Trust...........................           175,000            175,000(21)                0            *

Aaron Scott...........................            44,500             44,500(24)                0            *

Matthew Russo.........................             8,500              8,500(25)                0            *

Brad Cohen............................             1,000              1,000(26)                0            *

Diversified Corporate                            350,000            350,000(27)                0            *
Consulting Group, LLC.................

Pacific Rim Pharmaceuticals...........           565,000            280,000(28)          285,000          1.7%

Frank M. Merlino......................            10,000             10,000(29)                0            *

A. Jerene Robbins(30).................             5,000              5,000(31)                0            *

         * Less than 1%.


(1) Assumes that all Common Stock offered by the Selling Shareholders is sold.

(2) Mr. Quigley is the Chairman of the Board, President and Chief Executive Officer of the Company.

(3) Consists solely of Common Stock issuable to Mr. Quigley upon the exercise of currently exercisable warrants to purchase (i) 200,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 300,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 75,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) 140,000 shares of Common Stock at an exercise price of $10.00 per share.

(4) Consists solely of Common Stock issuable to Ms. Quigley upon the exercise of currently exercisable warrants to purchase (i) 200,000 shares of Common Stock at an exercise price of $.50 per share; and (ii) 200,000 shares of Common Stock at an exercise price of $1.75 per share.

(5) Consists solely of Common Stock issuable to Kariba Holdings upon the exercise of currently exercisable warrants to purchase (i) 130,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 300,000 shares of Common Stock at an exercise price of $1.75 per share.

(6) Mr. Phillips is the Vice President, Chief Operating Officer and a Director of the Company.

(7) Consists solely of Common Stock issuable to Mr. Phillips upon the exercise of currently exercisable warrants to purchase (i) 150,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 300,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 75,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) 85,000 shares of Common Stock at an exercise price of $10.00 per share.

(8) Mr. Pollack is the Director of Research and Development, the Chairman of the Medical Advisory Board and a Director of the Company.

(9) Consists solely of Common Stock issuable to Mr. Pollack upon the exercise of currently exercisable warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 50,000 shares of Common Stock at an exercise price of $1.75 per share; and (iii) 25,000 shares of Common Stock at an exercise price of $2.50 per share.

(10) Mr. Kaytes is the Vice President, Secretary, Treasurer and a Director of the Company.

(11) Consists solely of Common Stock issuable to Mr. Kaytes upon the exercise of currently exercisable warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 50,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 25,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) 35,000 shares of Common Stock at an exercise price of $10.00 per share.

(12) Consists solely of Common Stock issuable to Mr. Reilly upon the exercise of currently exercisable warrants to purchase (i) 100,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 140,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 50,000 shares of Common Stock at an exercise price of $2.50 per share; (iv) 50,000 shares of Common Stock at an exercise price of $10.00 per share.

(13) Consists solely of Common Stock issuable to Ms. Reilly upon the exercise of currently exercisable warrants to purchase 100,000 shares of Common Stock at an exercise price of $.50 per share.

(14) Consists solely of Common Stock issuable to Ms. Reilly, Trustee upon the exercise of currently exercisable warrants to purchase 100,000 shares of Common Stock at an exercise price of $1.75 per share.

(15) Consists solely of Common Stock issuable to Mr. Karkus upon the exercise of currently exercisable warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share.

(16)     Mr. Longo is the Chief Financial Officer and a Director of the Company.

(17) Consists solely of Common Stock issuable to Mr. Longo upon the exercise of currently exercisable warrants to purchase (i) 50,000 shares of Common Stock at an exercise price of $2.50 per share; and (ii) 75,000 shares of Common Stock at an exercise price of $10.00 per share.

(18) Consists solely of Common Stock issuable to Prophase Management upon the exercise of currently exercisable warrants to purchase 200,000 shares of Common Stock at an exercise price of $1.75 per share; and
         (ii) 50,000 shares of Common Stock at an exercise price of $10.00 per share.

(19) Consists solely of Common Stock issuable to Mr. MacAniff upon the exercise of currently exercisable warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $1.75 per share; and
         (ii) 200,000 shares of Common Stock at an exercise price of $10.00 per share.

(20) Consists solely of Common Stock issuable to Sands Brothers upon the exercise of currently exercisable warrants to purchase 175,000 shares of Common Stock at an exercise price of $10.00 per share.

(21) Consists solely of Common Stock issuable to the Selling Shareholder upon the exercise of currently exercisable warrants to purchase shares of Common Stock at an exercise price of $1.75 per share.

(22) Consists solely of Common Stock issuable to Mr. Hollo upon the exercise of currently exercisable warrants to purchase (i) 175,000 shares of Common Stock at an exercise price of $1.75 per share and (ii) 162,500 shares of Common Stock at an exercise price of $10.00 per share.

(23) Consists solely of Common Stock issuable to Mr. Potter upon the exercise of currently exercisable warrants to purchase (i) 9,500 shares of Common Stock at an exercise price of $1.75 per share and (ii) 1,500 shares of Common Stock at an exercise price of $10.00 per share.

(24) Consists solely of Common Stock issuable to Mr. Scott upon the exercise of currently exercisable warrants to purchase (i) 35,500 shares of Common Stock at an exercise price of $1.75 per share and (ii) 9,000 shares of Common Stock at an exercise price of $10.00 per share.

(25) Consists solely of Common Stock issuable to Mr. Russo upon the exercise of currently exercisable warrants to purchase (i) 7,000 shares of Common Stock at an exercise price of $1.75 per share and (ii) 1,500 shares of Common Stock at an exercise price of $10.00 per share.

(26) Consists solely of Common Stock issuable to Mr. Cohen upon the exercise of currently exercisable warrants to purchase (i) 500 shares of Common Stock at an exercise price of $1.75 per share and (ii) 500 shares of Common Stock at an exercise price of $10.00 per share.

(27)     Consists  solely of Common  Stock  issuable  to  Diversified  Corporate
         Consulting Group, LLC upon the exercise of currently exercisable warrants to purchase 350,000 shares of Common Stock at an exercise price of $1.75 per share.

(28) Consists solely of Common Stock issuable to Pacific Rim Pharmaceuticals upon the exercise of currently exercisable options to purchase 280,000 shares of Common Stock at an exercise price of $.50 per share.

(29) Consists solely of Common Stock issuable to F. M. Merino upon the exercise of currently exercisable warrants to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share.

(30)     Dr. Robbins is a Director of the Company.

(31) Consists solely of Common Stock issuable to Dr. Robbins upon the exercise of currently exercisable warrants to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share.

  There is no assurance that the Selling Shareholders which hold warrants to purchase Common Stock from the Company will exercise such warrants or that such Selling Shareholder or any other Selling Shareholder will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, other additional shares of Common Stock beneficially owned by such Selling Shareholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

  The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholders are first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Shareholder a letter setting forth the procedures whereby such Selling Shareholder may use the Prospectus to sell the shares and under what conditions the Prospectus may not be used. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

  The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                              PLAN OF DISTRIBUTION

  This Prospectus covers 5,480,000 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Shareholders. The securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares by the Selling Shareholders, but will receive amounts upon exercise of the Warrants, which amounts will be used for working capital and general corporate purposes.

  The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

  From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged Shares.

  Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling
Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Selling Shareholders.

  The Selling Shareholders are not restricted as to the price or prices at which it may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

  The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.

  This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Shareholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.

                                  LEGAL MATTERS

  The legality of the Shares offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                                     EXPERTS

  The consolidated financial statements and schedules of the Company incorporated by reference in this prospectus and elsewhere in this Registration Statement as of September 30, 1995, and 1996 included in the Company's Form 10-KSB for the fiscal year ended September 30, 1996 have been audited by Nachum Blumenfruct CPA, independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of Mr. Blumenfruct as experts in giving said reports.

                              CHANGE OF ACCOUNTANTS

  On January 29, 1997, the Company determined to change accountants to Coopers & Lybrand LLP. The Company's prior auditor, Nachum Blumenfruct, CPA resigned and on the same date, the Company engaged Coopers & Lybrand, LLP, to audit its financial statements. The decision to change accountants was made with the approval of the Company's Board of Directors and was a result of the dramatic expansion of business operations since the close of the fiscal year ended September 30, 1996.

  The Company believes, and has been advised by Nachum Blumenfruct that it concurs in such belief, that, the Company and Mr. Blumenfruct did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Mr. Blumenfruct, would have caused him to make reference in connection with his report on the Company's financial statements to the subject matter of the disagreement.

  No report of Mr. Blumenfruct on the Company's financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer or opinion or a qualification (other than a going concern qualification) or was modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-K promulgated under the Securities Act.

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report...........................................F-2

Balance Sheets at September 30, 1996 and 1995..........................F-3

Statements of Operations for the years ended
  September 30, 1994, 1995 and 1996....................................F-4

Statements of Cash Flows for the years ended
  September 30, 1994, 1995 and 1996....................................F-5

Statement of Stockholders' Equity (Deficit)
  for the years ended September 30, 1994, 1995 and 1996................F-7

Notes to Audited Financial Statements..................................F-9

Unaudited Balance Sheets at December 31, 1996
  and September 31, 1996..............................................F-17

Unaudited Statement of Operations for
  the three months ended December 31, 1995 and 1996...................F-18

Unaudited Statements of Cash Flows for
  the three months ended December 31, 1995 and 1996...................F-19

Notes to Unaudited Financial Statements...............................F-20

Unaudited Balance Sheets at March 31, 1997............................F-22

Unaudited Statement of Operations for
   the three months ended March 31, 1996 and 1997.....................F-23

Unaudited Statements of Cash Flows for
   the three months ended March 31, 1996 and 1997.....................F-24

Notes to Unaudited Financial Statements...............................F-26

                                 N. BLUMENFRUCHT
                           CERTIFIED PUBLIC ACCOUNTANT
                              1040 EAST 22ND STREET
                              BROOKLYN, N.Y. 11210
                                  ------------

                                 (718) 692-2743


                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


The Board of Directors
The Quigley Corporation
Doylestown, Pennsylvania



         I have audited the accompanying balance sheets of The Quigley Corporation as of September 30, 1996 and 1995, and the related Statements of Operations, Cash Flows and Stockholders' Equity for the periods ended September 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quigley Corporation as of September 30, 1996 and 1995 and the results of its operations and its Cash Flows and Stockholders' Equity for the periods ended September 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company suffered losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 1, effective October 1, 1993, the Company has changed its method of accounting for income taxes in accordance with SFAS No. 109.


                                             /s/ NACHUM BLUMENFRUCHT
                                                 -------------------
                                                 Nachum Blumenfrucht
                                                 Certified Public Accountant


Brooklyn, New York
December 12, 1996

                             THE QUIGLEY CORPORATION
                                  Balance Sheet

                               As of September 30,

                                     ASSETS
                                     ------

                                                                           1996           1995
                                                                           ----           ----
CURRENT ASSETS
   Cash                                                                $  370,147       $132,739
   Accounts receivable-Note 1                                             607,078        135,983
   Interest receivable-Stockholders-Note 6                                    659          2,784
   Inventory-Note 1                                                        58,339         82,437
   Due from attorney's escrow                                                   0          9,000
   Prepaid expenses-Note 5                                                      0          4,468
                                                                     ------------       --------
      TOTAL CURRENT ASSETS                                              1,036,223        367,411
                                                                     ------------       --------

FIXED AND OTHER ASSETS
   Fixed Assets (net of acc. depreciation of $28,337 and
      $14,010) - Note 1                                                    65,314         36,884
   Intangible Asset - Patent (net of acc. amortization of
      $3,134 in 1996)- Note 1                                             206,866              0
   Deposits- Note 1                                                         3,377          3,310
   Deferred taxes- Note 1                                                  56,521         29,471
                                                                      -----------       --------

TOTAL FIXED AND OTHER ASSETS                                              332,078         69,665
                                                                      -----------       --------

TOTAL ASSETS                                                           $1,368,301       $437,076
                                                                       ==========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
   Accounts payable & accrued expenses-Note 7                           $  84,253       $ 75,677
   Prepaid stock subscription-Note 8                                       41,000              0
   Loans and note payable-Note 9                                                0          4,453
                                                                        ---------       --------

         TOTAL CURRENT LIABILITIES                                        125,253         80,130
                                                                        ---------       ---------

NON CURRENT LIABILITIES
   Auto loan payable-non current portion                                        0         13,706

   Restricted stock sold under put option 420,000 common                        0         44,100
   shares-Note 10                                                       ---------       ---------

TOTAL LIABILITIES                                                         125,253        137,936
                                                                        ---------       ---------

STOCKHOLDERS' EQUITY - Note 10
   Common Stock, $.001 par value; authorized 25,000,000                    4,769           3,361
      shares, issued and outstanding, 4,769,764 shares in
      1996 and 3,361,414 shares in 1995

Additional paid-in capital                                             4,129,256       2,466,632
Deficit                                                               (2,803,247)     (2,108,978)
Less:  Notes receivable stockholders - Note 6                            (87,730)        (61,875)
                                                                      ----------      -----------

TOTAL STOCKHOLDERS' EQUITY                                             1,243,048         299,140
                                                                      ----------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $1,368,301        $437,076
                                                                      ==========      ============

The accompanying notes are an integral part of these financial statements.

                             THE QUIGLEY CORPORATION

                             Statement of Operations

                                                                             YEARS ENDED SEPTEMBER 30,
                                                                             -------------------------
                                                                   1996                   1995                    1994
                                                                   ----                   ----                    ----
REVENUE
Sales                                                          $1,049,561              $ 501,903               $ 76,907
   Cost of Goods Sold                                             283,967                111,834                 26,751
                                                               ----------              ---------               --------
Gross Profit                                                      765,594                390,069                 50,156

GENERAL AND ADMINISTRATIVE EXPENSES
   Officer salaries & payroll taxes                               558,281                106,660                 50,000
   Services rendered & R&D-Note 10                                 71,256                 80,411                  8,750
   Administrative expenses-Note 12                                 42,906                 39,305                 26,949
   Commissions, consulting & royalties                             77,030                 58,711                  6,100
   Travel, entertainment and shows                                  6,009                 13,758                 15,551
   Depreciation and amortization                                   17,461                  4,728                  2,773
   Utilities                                                       11,013                  9,498                  9,722
   Advertising and promotion                                      570,752                 93,931                  3,056
   Professional                                                    65,268                 69,325                (8,081)
   Rent                                                            28,265                 20,029                 32,893
   Interest                                                         4,523                  3,728                  3,676
   Insurance                                                       19,878                 25,697                  5,390
   Office and equipment rental                                      1,522                  1,290                 13,446
   Wages and outside labor                                         10,901                 18,156                      0
   Dues and subscriptions                                           1,777                  1,420                      0
   Stock transfer and maintenance fees                              4,462                  3,600                  5,700
   Miscellaneous                                                    2,490                  2,449                  4,090
                                                              -----------              ---------              ---------
Total General and administrative expenses                       1,493,794                552,696                180,015
                                                              -----------              ---------              ---------
Loss before other income provision for income tax and
cumulative effective adjustment                                  (728,200)              (162,627)              (129,859)
Interest Income                                                     6,881                  4,126                     49
Sale of distribution rights-Note 11                                     0                      0                 32,500
                                                            -------------              ---------              ---------
   Subtotal                                                     (721,319)              (158,501)               (97,310)
Less: Provision for Corporate Income Tax -(Credit)-
      Note I                                                     (27,050)                (5,945)                  1,962
                                                            -------------             ----------              ---------
   Loss before cumulative adjustment                            (694,269)              (152,556)               (95,348)

Less: Cumulative Effect Adjustment - (Credit)- Note 1                  --                     --                 21,564
                                                             ------------              ---------              ---------

Net Loss                                                    $   (694,269)             $(152,556)              $ (73,784)
                                                            =============             ==========              =========

Loss per share:
   Prior to cumulative effect adjust.                               (.17)                  (.05)                   (.04)
   Cumulative effect adjustment                                        --                    --                     .01
                                                             ------------              ---------              ---------

NET LOSS PER SHARE                                          $       (.17)             $    (.05)                  $(.03)
                                                            =============             ==========              ==========


The accompanying notes are an integral part of these financial statements.

                             THE QUIGLEY CORPORATION

                             Statement of Cash Flows


                                                                                     Year Ended
                                                                                   SEPTEMBER 30,
                                                                                   -------------
                                                                 1996                   1995                   1994
                                                                 ----                   ----                   ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                      $  (694,269)            $ (152,556)              $(73,784)
Adjustments to reconcile net loss to net cash used by
operating activities Non-cash items included in loss:
Amortization and depreciation                                      17,461                  4,728                  2,773
Expenses incurred without cost credited to additional
paid in capital                                                         0                      0                 40,000
Paid through the issuance of common stock                       1,104,586                110,214                 63,250
Allowance for deferred income taxes                               (27,050)                (5,945)               (23,526)

Change in assets and liabilities:
Accounts receivable                                              (471,095)              (135,983)                     0
Inventory                                                          24,098                (64,912)                (8,318)
Due from attorney's escrow account                                  9,000                 (9,000)                     0
Prepaid expenses                                                    4,468                 (4,468)                 8,474
Interest on notes receivable                                        2,125                 (2,784)                     0
Deposits                                                              (67)                 2,765                 (3,235)
Prepaid stock subscription                                         41,000                      0                      0
Accounts payable and accrued expenses                               8,576                  4,772                (24,242)
                                                               ----------            -----------               --------

   Cash provided by (used in) operations                           18,833               (253,169)               (18,608)
                                                               ----------            ------------               --------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of fixed and other assets                               (42,757)               (35,725)                (1,000)
Acquisition of patent rights                                     (210,000)                     0                      0
                                                               -----------               -------                 ------
   Total cash provided by (used in)
   investing activities                                          (252,757)               (35,725)                (1,000)
                                                               -----------               --------                -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of restricted common stock                                   515,346                433,925                 20,388
Less:  shares issued for notes                                    (25,855)               (61,875)                     0
Exercise and issuance of various options                                0                 38,042                      0
Loan payable by shareholder                                             0                      0                 (4,800)
Officers loan payable                                                (440)               (10,800)                 8,240
Automobile loan payable                                            17,719                 17,719                      0
                                                                ---------                -------                 ------
   Total cash provided by (used in)
   financing activities                                           471,332                417,011                 23,828
                                                                ---------                -------                 ------

NET INCREASE (DECREASE) IN CASH                                   237,408                128,117                  4,220
CASH AT BEGINNING OF PERIOD                                       132,739                  4,622                    402
                                                                ---------                -------                -------

CASH AT END OF PERIOD                                            $370,147               $132,739               $  4,622
                                                                =========               ========               ========



The accompanying notes are an integral part of these financial statements.

                             THE QUIGLEY CORPORATION

                                                                                     Year Ended
                                                                                    SEPTEMBER 30,
                                                                                    -------------
                                                                  1996                  1995                   1994
                                                                  ----                  ----                   ----
SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

Expenses paid by issuance of common stock and options           $1,104,586              $110,214             $63,250

Non cash investing & financing:
Conversion of put option into equity                                44,100

Acquisition of patent rights                                       210,000



The accompanying notes are an integral part of these financial statements.

                             THE QUIGLEY CORPORATION

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

NOTE 10


                                                                                                        Retained
                                  Common Stock             Issued              Additional               Earnings
                                     Shares                Amount            Paid-In Capital           (Deficit)          Total
                                     ------                ------            ---------------           ---------          -----

Balance at Sept. 30,
1993                               2,445,525              $2,445               $1,761,729           $(1,882,638)         $(118,464)

Sales of S registration
shares, net of
commission                            28,550                  29                   16,359                                   16,388

Exercise of options by
officers
August 1994                          300,000                 300                   20,700                                   21,000

Exercise of options-
August 1994                           50,000                  50                      (50)                                       0

Issuance of stock in
settlement of accounts
payable balance- August
1994                                  25,667                  26                    3,474                                    3,500

Issuance of stock in
exchange of loan and
notes payable- August
and September 1994                    60,000                  60                   29,940                                   30,000

Sale of shares- Sept.
1994                                   5,334                   5                    3,995                                    4,000

Issuance of stock for
services rendered -
September 1994                        10,000                  10                    8,740                                    8,750

Services contributed by
officers credited to paid
in capital-Note 12                                                                 40,000                                   40,000

Net Loss for Period
Ended September 30,
1994                                                                                                     (73,784)          (73,784)
                           ---------------------------------------------------------------------------------------------------------
Balance at Sept. 30,
1994                               2,925,076               2,925                1,884,887             (1,956,422)          (68,610)

Issuance of stock for
services rendered Oct. 1,
1994-Sept. 30, 1995                   88,171                  88                  110,126                                  110,214

Exercise of warrants Jan.
1995                                  21,134                  21                   38,021                                   38,042
                           ---------------------------------------------------------------------------------------------------------
SUBTOTAL                           3,034,381              $3,034               $2,033,034           $(1,956,422)           $79,646



The accompanying notes are an integral part of these financial statements.

                             THE QUIGLEY CORPORATION


                                                                         Additional      Retained       Notes
                                          Common          Issued         Paid-In         Earnings       Receivable-
                                       Stock Shares       Amount         Capital        (Deficit)       Stockholders        Total
                                       ------------       ------         -------        ---------       ------------        -----


Balance                                  3,034,381        $3,034      $2,033,034      $(1,956,422)                       $  79,646

Sale of 504 Stock- December 1994
for cash & notes-Net of expenses           159,700           160         185,715                                           185,875

Less:  Shares issued for notes                                                                              (61,875)       (61,875)

Sale of Stock Oct. 1, 1994-Sept.
30, 1995 for cash                          167,333           167         247,883                                           248,050

Net Loss for period ended
September 30, 1995                                                                       (152,556)                        (152,556)
                                    ------------------------------------------------------------------------------------------------
Balance at Sept. 30, 1995                3,361,414         3,361       2,466,632       (2,108,978)          (61,875)       299,140

Conversion of put option to equity
January 1996                                42,000            42          44,058                                            44,100

Shares issued to officers net of
prior compensation recognized              530,000           530         313,220                                           313,750

Issuance of stock for services
rendered Oct. 1, 1995 -Sept. 30,
1996                                       269,320           269         580,567                                           580,836

Issuance of stock for Patent rights-
Note 1                                      60,000            60         209,940                                           210,000

Stock issued to underwriter-June
1996                                         7,873             8             (8)                                                 0

Exercise of warrants- Jan. 1996              2,070             2           2,068                                             2,070

Add:  partial receipt of notes
receivable on shares sold in prior
period                                                                                                         9,145         9,145

Sale of Stock, options & exercise
of options- Oct. 1, 1995- Sept. 30,
1996 for cash & notes                      497,087           497         512,779                                           513,276

Less:  Shares issued for notes                                                                              (35,000)       (35,000)

Net Loss for period ended
September 30, 1996                                                                       (694,269)                        (694,269)
                                    ------------------------------------------------------------------------------------------------

BALANCE AT SEPT 30, 1996                 4,769,764        $4,769      $4,129,256      $(2,803,247)          (87,730)    $1,243,048
                                         =========        ======      ==========      ============          ========    ==========


The accompanying notes are an integral part of these financial statements

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         (a)      ORGANIZATION AND OPERATIONS

                  The Quigley Corporation (the "Company") was organized under the laws of the State of Nevada on August 24, 1989. The Company started business October 1, 1989 and has been engaged in the business of marketing health products . The products are fully developed and are being offered to the general public. For the fiscal year ended September 30, 1996 the Company had revenues of approximately $1,049,000 from the sale of these products. For the most recent fiscal periods the Company has concentrated its efforts in the promotion of a product known as "Cold-Eeze(TM)". Management believes that it can generate enough revenue in the next twelve months to sustain -the Company. Management is also pursuing additional capital through various methods.

         (b)      REVENUE

                  Revenue is recognized from product sales when the product is shipped using the accrual basis of accounting.

         (c)      ACCOUNTS RECEIVABLE

                  The direct write off method of accounting for bad debts is utilized and there is no allowance for doubtful accounts. For the current period approximately $764 of bad debts was written off.

         (d)      INVENTORY

                  Inventory is stated at the lower of cost or market. Cost is determined by the first in, first out method.

         (e)      FIXED ASSETS

                  Fixed assets are reflected on the accompanying statements at cost less accumulated depreciation. A combination of the straight line and accelerated methods of depreciation is used utilizing a life of five years for machinery and equipment and a life of seven years for furniture and fixtures.

         (f)      PATENT

                  During the current fiscal period the Company reached an agreement with an individual who had patent rights on the use of zinc gluconate which is used in the formulation of the Company's products. The Company issued 60,000 of its common shares in return for the exclusive and sole right to this license / patent. The stock issued had a fair value of $210,000 and is being amortized over the remaining patent life which expires in March 2002. In addition to the payment of stock , the Company has agreed to pay royalties to the previous patentholder for the remaining term of the patent.

                  The Company is obligated under a licensing agreement to pay Drs. John and Nancy Godfrey a total of 5% of all sales of the Cold-Eeze product. This is comprised of a royalty fee of 3% and a consulting fee of 2%.

                  The Company is also obligated under a separate licensing agreement with George Eby to pay him a 3% royalty fee of all sales collected for the remaining term of the patent. The patent expires in March 2002.

                  The Company is obligated under an employment contract to its two principal officers, Guy J. Quigley and Charles A. Phillips, whereby the above-mentioned officers are to receive a combined royalty of 5% of gross sales from the Cold-Eeze product. Amounts paid to the officers under the aforementioned contract were included in officers compensation on the Statement of Operations.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

         (g)      DEPOSITS

                  Deposits are comprised of rent security and the related accrued interest.

         (h)      INCOME TAXES

                  Effective October 1, 1993 the Company changed its method of accounting for income taxes to comply with SFAS No. 109, "Accounting for Income Taxes." The Company has suffered net losses since inception and has a NOL carry forward of approximately $1,500,000. Using an 15% income tax rate results in a deferred tax asset of approximately $225,000. A valuation allowance of $168,479 was established to reduced deferred tax assets to amounts expected to be realized. This resulted in a net deferred tax asset of $56,521. Of this $27,050 was derived from the current year's NOL (after provision for the valuation allowance). This amount was credited to provision for Corporate Income Tax. Of the total tax asset- $21,564 represented prior years tax benefits, before the adoption by the Company of SFAS No.109. This credit was reported as a Cumulative Effect Adjustment on the Statement of Operations for the period ended September 30, 1994.

         (i)      FISCAL YEAR

                  The Company's fiscal year ends September 30th.

         (j)      SERVICES CONTRIBUTED BY OFFICERS

                  Prior to October 1, 1994, the officers received no significant remuneration. The Statement of Operations was charged an amount needed in order to obtain an annual officers compensation expense of $50,000. For the fiscal year ended Sept. 30, 1994 these charges totaled $40,000 and additional paid-in capital was credited for such amounts. For the fiscal years ended September 30, 1996 and 1995 the officers received remuneration of approximately $555,000 and $106,000 respectively. This includes common stock issued to the officers which was shown at fair value at the time of issuance.

NOTE 2- MANAGEMENTS PLANS

                  It is managements contention that they will be able to generate sufficient cash from sales to support its operations for the following twelve month period. In addition the Company is contemplating various equity offerings in the next fiscal year.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 3- LEASE COMMITMENTS

                  Operating Leases- The Company has a lease agreement on its office space which expires in December 1998. There is no lease agreement on its warehouse space and the Company occupies the premises on a month to month basis. The following table represents the future minimum rent payments required on the operating lease with terms in excess of one year as of September 30, 1996.

Fiscal Year Ended September 30,

1997               16,440
1998               18,213
1999                4,701
                  --------
                  $39,354

                  Capital Leases- in the most recent fiscal year the Company was not obligated under any capital lease.


NOTE 4 - RELATED PARTY TRANSACTIONS

                  The Company had various transactions with the Ruyala Corporation since inception. Ruyala is owned in its entirety by Wendy Quigley (the wife of the Company's President, Guy Quigley). For part of the current fiscal year officer compensation owing to Guy and Wendy Quigley was paid to the Ruyala corporation and was charged to officers compensation on the Statement of Operations.


NOTE 5- PREPAID EXPENSES & BANK LOAN PAYABLE

                  Prepaid expenses represents prepaid interest on an automobile loan. The automobile loan was satisfied in its entirety in the current fiscal period.


NOTE 6- NOTES RECEIVABLE-SHAREHOLDERS

                  Notes receivable include principal and interest due from shareholders. The Company sold shares under a Section 504 registration and received a note in the amount of $61,875 in 1995. The note was originally due June 1, 1996 and bore interest at a rate of 6% per annum. The Board of Directors authorized an extension on the due date of the note until July 1, 1997. The balance as of September 30, 1996 was $53,389.

                  Additionally, certain option and warrant holders exercised their options in September 1996. The full proceeds of the exercise were not received in the current period. As of September 30, 1996 the balance owing to the Company was $35,000.

                  The principal amount of the notes has been shown as a reduction in shareholders equity pending the collection of such notes. The interest receivable has been carried as a current asset on the balance sheet.


NOTE 7- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                  Accounts payable and accrued expenses represent various short term operating expenses of the Company including the purchase of merchandise.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 8- PREPAID STOCK SUBSCRIPTION

                  As of September 30, 1996 an investor deposited $41,000 for the purchase of common shares which were issued in October 1996.


NOTE 9- LOANS AND NOTES PAYABLE

         (a) As of September 30, 1995 loans payable represented an amount due to officers of $440. The loan was satisfied in full during the current fiscal period.

         (b) The Company purchased an automobile and financed part of the purchase through a bank loan. The total amount financed was $15,324 at an approximate rate of 11% for a period of 60 months. As of September 30, 1995 approximately $17,700 was owed. The loan was satisfied in full in the current period.

NOTE 10-CAPITALIZATION

             In December 1995, the Company initiated a 1 for 10 reverse stock split and changed the par value of its stock to $.001 per common share. All shares referred to in the financial statements and notes to the financial statements (unless specifically stated otherwise) refer to post split amounts.

         (a) In August of 1994 an option holder exercised 250,000 options in lieu of the $2,500 owed to him by the Company for advertising services rendered. The Statement of Operations reflects a charge to advertising in the period where incurred.

         (b) In November 1992 , January and February 1993 the Company received a total of $35,000 from an investor. The agreement provided that the investor was to receive 12,000 (pre-split) restricted shares of the Company for each $1,000 invested up to an initial maximum of 1,800,000 (pre-split) restricted common shares for a maximum, investment of $150,000.

             The Company had granted the investor certain resale rights where the investor could require the Company to repurchase the shares at increasing prices ranging from $.0972 to $.105 per share. This option commenced 24 months from January 1993 and expired 36 months from such date. As of September 30, 1995 the Company had issued 42,000 shares of stock to the investor.

             Due to the potential exercise of the put option, the above mentioned shares had been segregated from the stockholders' permanent equity and had been included in the mezzanine section of the balance sheet in the amount of $44,100 (the maximum repurchase price). In the current- fiscal period the put option expired and the shares were moved to the permanent equity section.

         (c) In June of 1994 the Company sold 28,550 shares in a Regulation "S" sale of common shares of the Company. The shares were offered exclusively to non-US persons. The shares were sold at $.07 a share for total gross proceeds of $19,985. Commissions totaling $3,597 were deducted from these proceeds resulting in a net amount of $16,388 being forwarded to the Company.

         (d) In August 1994 various officers and / or their spouses exercised options which were issued in 1992. A total of 300,000 shares were issued upon the exercise of these options. The options exercised ranged in price from $.001 through $.10 per share. Total consideration was to have been $21,000. In lieu of payment, the officers applied monies owed to them by the Company.

         (e) In August 1994 Gary Quigley (a relative of the Company's President) exercised 500,000 options out of the 1,000,000 granted to him in 1992. in lieu of paying the exercise price Gary Quigley relinquished the remaining 500,000 options issued to him. The options were then cancelled by the Company.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 10- CAPITALIZATION (CONTINUED)

         (f) In August 1994 the Company issued 36,000 restricted shares to Dr. Robert Pollack in total repayment of a debt of $18,000 ($.50 per share). The debt was incurred over a period of fifteen months and included $820 worth of interest.

         (g) In September 1994 the Company issued 24,000 restricted shares to Dr. and Mrs. John Godfrey in full repayment of a loan owing to them in the amount of $12,000 ($. 50 per share) .

         (h) In August 1994, 667 restricted shares were issued to Robert Moore in payment of a debt owed to him of $1,000 ($1.50 per share) for the installation of some fixed assets The balance sheet account- fixed assets was charged for this item in a prior period in the amount of $1,000.

         (i) In September 1994 Mrs. Robert Pollack purchased 5,334 restricted shares of the Company at $.75 for a total cash consideration of $4,000.

         (j) In August 1994 the Company issued 10,000 restricted shares of common stock to Dr. John Godfrey for services rendered. A charge in the amount of $8,750 was made to services rendered on the Statement of Operations for the fair value of the stock.

         (k) During the period October 1, 1994 through September 30, 1995 various individuals purchased restricted stock from the Company. 167,333 shares were sold for which the Company received consideration of $243,050 or an average price of approximately $1.48 per share.

         (l) In January 1995 warrants which were originally issued to the underwriter were exercised by a third party who had the warrants transferred to him. Total shares issued were 21,134 in consideration of an $38,042 exercise price or a per share price of $1.80.

         (m) In December 1994 and January 1995 the Company sold 159,700 shares of stock under a Registration D private placement offering for total consideration of $199,625. The Company paid commissions on the sale in the amount of $13,750 which was charged against paid in capital. The Company received an interest bearing note receivable in the amount of $61,875 from some investors. This note is due June 1, 1997.

         (n) During the period October 1, 1994 through September 30, 1995 various individuals were issued restricted shares in return for goods and services rendered. The total number of shares issued was 88,171. The statement of operations was charged a total of $110,214 or $1.25 per share for these issuance. The various expenses categories charged were:

             Services rendered\ R&D                 $  70,711
             Advertising & Promotion                   19,813
             Legal                                      7,500
             Commissions                                6,875
             Purchases of goods                         2,815
             Office expense                             2,500
                                                     --------
             Total                                   $110,214
                                                     ========


The valuation was based on the fair value of the stock which approximated the value of goods and services rendered.

         (o) In December 1995 the Company initiated a 1 for 10 reverse stock split and changed the par value of the stock to $.001 per common share. In January 1996 all a, b, and c warrants exercising prices were reduced from $.25, $.50 and $.75 to $.10, $.15 and $.20 respectively. All warrants of these classes expired as of January 31, 1996.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

NOTE 10- CAPITALIZATION (CONTINUED)

         (p) During the period October 1, 1995 through September 30, 1996 various individuals were issued shares in return for goods and services rendered. The total number of shares issued was 269,320. The statement of operations was charged a total of $580,836 or an average of $2.16 per share for these issuance. The various expenses categories charged were:

                  Services rendered\ R&D                      $ 41,836
                  Advertising & Promotion                      434,000
                  Legal                                        105,000
                                                              --------
                  Total                                       $580,836
                                                              ========

         (q) In addition, an underwriter was issued 7,873 shares for services rendered. Additional paid in capital was charged for this transaction. The valuation was based on the fair value of the stock at the time of issuance.

         (r) For periods prior to October 1, 1994 officers compensation actually received by officers was minimal. For those periods the Statement of Operations was charged an amount needed in order to obtain an annual officers compensation expense of $50,000. Additional paid in capital was credited for such amounts. During the period October 1, 1995 through September 30, 1996, 530,000 shares were issued to various officers for past service rendered. The fair value of these shares was $463,750. This amount was reduced by $150,000 which represents amounts charged in prior periods for compensation which was never actually paid to the officers.

         (s) In January and February 1996 20,700 of A warrants were exercised by various individuals who received 2,070 shares for a total consideration of $2,070.

         (t) During the period October 1, 1995 through September 30, 1996 various individuals purchased shares, options and or exercised options in the Company. The total shares issued was 497,087 and total consideration received was $515,346. By agreement with the optionholders, 1,250,000 shares of common stock underlying the purchase options were registered pursuant to Form S-8 in August and October 1996.

         (u) During the current period the Company entered into a marketing agreement with Pacific Rim Pharmaceuticals for developing the Company's product in the Far East. Pacific Rim Pharmaceutical was issued 300,000 common stock Class D warrants exercisable at $1 and expiring in December 2000.

NOTE 11- INCOME

         On June 21, 1993, the Company received a non refundable deposit in the amount of $20,000 from a Canadian corporation (Cold-Eeze Canada Inc.) These monies were a deposit toward a total of $250,000 for an option to acquire the distribution rights for one of the Company's product.

         In November 1993 Cold-Eeze Canada Inc. transferred their distribution rights to Sunburst Resources. The Company and Sunburst had renegotiated the original agreement to allow for distribution in the United States on a non exclusive agreement. Sunburst agreed to pay $75,000 to the Company prior to March 15, 1994. On January 15, 1994 the Company received the first installment of $12,500. In January 1994 the Company terminated its agreement with Sunburst as they had reneged on any further payments. The receipt of these monies was shown as income from the sale of distribution rights on the Statement of Operations in the period that negotiations ceased.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 12- EXPENSES

         (a)  Services   contributed   by  officers  was  charged  to  officer's
compensation even though no monies were paid to those officers. Management's estimate of the value of these costs are:



                   For year ended September 30,
                          1995 and 1996
                   ----------------------------          1994
                                                         ----

Officer's Salary             $0                        $40,000



The corresponding expense was charged on the statement of operations and additional paid-in capital was credited for such amounts.

         (b) Administrative expenses are comprised mainly of office expense, supplies and employee business expenses.

NOTE 13- COMMITMENTS AND CONTINGENCIES

         The Company is obligated on a lease on its office which expires December 1998. The current monthly rent is $1,370.

         The Company is obligated under a licensing agreement to pay Drs. John and Nancy Godfrey a total of 5% of all sales of the Cold-Eeze product. This is comprised of a royalty fee of 3% and a consulting fee of 2%. These fees amounted to $19,999 and $0 for Fiscal 1996 and Fiscal 1995.

         The Company is also obligated under a separate licensing agreement with George Eby to pay him a 3% royalty fee of all sales collected for the remaining term of the patent. The patent expires in March 2002. No royalties were paid under this agreement in Fiscal 1996 and Fiscal 1995.

         The Company is obligated under an employment contract to its two principal officers, Guy J. Quigley and Charles A. Phillips, whereby the above-mentioned officers are to receive a combined royalty of 5% of gross sales from the Cold-Eeze product. No royalties were paid under this agreement in Fiscal 1996 and Fiscal 1995.

                             THE QUIGLEY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 14- STOCK OPTIONS AND WARRANTS

The following is a summary of stock warrants and options outstanding for the dates listed:


                             THE QUIGLEY CORPORATION
                  SCHEDULE OF OUTSTANDING WARRANTS AND OPTIONS


                                                                                                             Sale
                         Warrants       Warrants        Warrants                                        Incentive
      Security            $1.00          $3.50        $.10,.15,.20     Options          Options          Options          Warrants
   Exercise Price        Class D        Class E       Class A,B,C      Various           $1.00         $1.25-$1.50     Underwriters
-----------------     -----------     ----------     ------------   ------------     ------------     ------------    -------------

Balance
Oct. 1, 1994                       0             0        634,030      1,710,000                0                0           84,536

Exercised
Oct. 1, 1994 -
Sept. 30, 1995                     0             0              0              0                0                0           21,134
                           ---------     ---------      ---------    -----------      -----------        ---------           ------

  Subtotal                         0             0        634,030      1,710,000                0                0           63,402

Add:
New items issued                   0             0              0              0        1,500,000          140,000           63,402
                           ---------     ---------       --------    -----------        ---------          -------           ------

Balance
Sept. 30, 1995                     0             0        634,030      1,710,000        1,500,000          140,000           63,402

Exercised
Oct. 1, 95 -
Sept. 30, '96                      0             0         20,700              0          385,000                0           20,000

Expired
Oct. 1, 95 -
Sept. 30, '96                      0             0        613,330      1,710,000                0                0                0
                           ---------     ---------        -------      ---------      -----------        ---------         --------

  Subtotal                         0             0              0              0        1,115,000          140,000           43,402

Add:
New items issued             800,000       850,000              0              0                0                0                0
                             -------       -------      ---------    -----------       ----------         --------         --------

Balance
Sept. 30, 1996               800,000       850,000              0              0        1,115,000          140,000           43,402
                             =======       =======      =========    ===========        =========          =======           ======

         During the current period the Company sold incentive stock options to various salesman. The Company received a total of $960 from the sale of these options. 140,000 options were issued in total and the exercise price ranges from $1.25 to $1.50. The options expire in 1998 and are exercisable upon reaching certain sales goals.

NOTE 15- SUBSEQUENT EVENTS

         On October 1, 1996 the Company hired the investment banking firm, Sands Brothers & Co. to assist in raising additional capital needed for expansion purposes. The company is considering a private placement of common stock pursuant to Regulation D. It is estimated that total funds raised will be in range of $6,000,000 - $8,000,000.

                             THE QUIGLEY CORPORATION
                                 BALANCE SHEETS

                                                    (Unaudited)
                                                    December 31,  September 30,
                                                         1996           1996

                                     ASSETS
 Current Assets:
       Cash ........................................   $2,455,973   $  370,147
       Notes receivable ............................       54,189       88,389
       Accounts receivable, net ....................    2,200,824      607,078
       Due from attorneys' escrow account ..........      260,000         --
       Inventory ...................................      300,732       58,339
       Other current assets ........................        9,857         --
                                                       ----------   ----------
           TOTAL CURRENT ASSETS ....................    5,281,575    1,123,953
                                                       ----------   ----------

 EQUIPMENT - Less accumulated depreciation .........       66,599       65,314
                                                       ----------   ----------

 OTHER ASSETS:
       Patent rights - Less accumulated amortization      267,985      206,866
       Deferred income taxes .......................      715,825       56,521
       Other assets ................................        3,389        3,377
                                                       ----------   ----------
            TOTAL OTHER ASSETS .....................      987,199      266,764
                                                       ----------   ----------

 TOTAL ASSETS ......................................   $6,335,373   $1,456,031
                                                       ==========   ==========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

    CURRENT LIABILITIES:
          Accounts payable .....................   $   131,797    $    63,139
          Accrued expenses .....................       749,996         21,114
          Accrued income taxes .................       622,318           --
          Stock subscription payable ...........          --           41,000
                                                   -----------    -----------
          TOTAL CURRENT LIABILITIES.............     1,504,111        125,253

    STOCKHOLDER'S EQUITY:
          Common Stock, $.0005 par value;
          authorized 25,000,000; issued and
          outstanding 12,099,192 and 9,539,528
          shares (Note 2) ......................         6,049          4,769
          Additional paid-in capital ...........     5,978,390      4,129,256
          Deficit ..............................      (851,758)    (2,803,247)
          Stock subscription receivable ........      (301,419)          --
                                                   -----------    -----------
               TOTAL STOCKHOLDER'S EQUITY .....      4,831,262      1,330,778
                                                   -----------    -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..   $ 6,335,373    $ 1,456,031
                                                   ===========    ===========

                See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                            STATEMENTS OF OPERATIONS
                                   (Unuadited)


                                                   Three months ended

                                              December 31,  December 31,
                                                  1996           1995
                                              -----------   -----------


NET SALES ...................................   $4,091,653   $   147,718
                                               -----------   -----------

COST OF SALES ...............................    1,374,327        17,975
                                               -----------   -----------

GROSS PROFIT ................................    2,717,326       129,743
                                               -----------   -----------

OPERATING EXPENSES:
   Sales and marketing ......................      585,202        37,510
   Administration ...........................      217,621        96,580
                                               -----------   -----------
TOTAL OPERATING EXPENSES.....................      802,823       134,090
                                               -----------   -----------


INCOME BEFORE TAXES .........................    1,914,503        (4,347)
                                               -----------   -----------

INCOME TAXES (Note 4)........................      (36,986)        --
                                               -----------   -----------

NET INCOME ..................................   $1,951,489   ($    4,347)
                                               ===========   ===========


Earnings  per common share:

   Primary (Notes 2 and 3)...................   $      .14         --
                                                ==========

   Fully diluted (Notes 2 and 3).............   $      .14         --
                                                ==========

Weighted average common shares outstanding:

   Primary (Notes 2 and 3)................... 13,881,028      10,562,828

   Fully diluted (Notes 2 and 3)............. 13,881,028      10,562,828




          See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                       Three months ended


                                                      December 31, December 31,
                                                           1996         1995

OPERATING ACTIVITIES:
   Net income (loss) ................................   $1,951,489   $ (4,347)
                                                        ----------   --------
   Adjustments  to  reconcile  net income
      (loss) to net cash used by  operating
      activities:
         Depreciation and amortization ..............       18,807       --
         Deferred income taxes ......................     (659,304)      --
         (Increase) decrease in assets:
              Notes receivable ......................       34,200     (1,080)
              Accounts receivable ...................   (1,593,746)   (76,317)
              Inventory .............................     (242,393)     8,333
              Other current assets ..................       (9,857)       253
         Increase (decrease) in liabilities:
              Accounts payable ......................       68,658     23,793
              Accrued expenses ......................      728,882     (1,002)
              Accrued income taxes ..................      622,318       --
              Stock subscription payable ............      (41,000)      --
                                                        ----------   --------
                   Total adjustments ................   (1,073,435)   (46,020)
                                                        ----------   --------

         NET CASH PROVIDED BY OPERATING ACTIVITES ...      878,054    (50,367)
                                                        ----------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures .............................       (6,212)    (2,760)
   Patent rights and other assets ...................      (75,011)      --
                                                        ----------   --------

         NET CASH FLOWS FROM INVESTING ACTIVITIES ...      (81,223)    (2,760)
                                                        ----------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Common stock issued for services performed .......      217,814       --
   Common stock issued from exercise of options
   and warrants .....................................    1,590,000       --
   Common stock issued from sale of stock and options       42,600       --
   Due from attorneys' escrow account ...............     (260,000)
   Stock subscription receivable ....................     (301,419)
                                                        ----------   --------
         NET CASH FLOWS FROM FINANCING ACTIVITIES ...    1,288,995       --
                                                        ----------   --------

         NET INCREASE (DECREASE) IN CASH ............    2,085,826    (53,127)

CASH AT BEGINNING OF PERIOD .........................      370,147    132,739
                                                        ----------   --------

CASH AT END OF PERIOD ...............................   $2,455,973   $ 79,612
                                                        ==========   ========

                See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND GENERAL

The Quigley Corporation (the "Company"), organized under the laws of the state of Nevada, is primarily engaged in the development and marketing of homeopathic cold remedies. The products developed are being offered to the general public through distributors, brokers, mail order, and are currently being featured on the QVC Cable TV shopping network. For the fiscal periods presented, and for the immediate future, the Company plans to continue concentrating its efforts in the promotion of its major product "Cold-Eeze". This product is covered by patents registered in the United States, United Kingdom, Sweden, France, Italy, Canada, Germany and pending in Japan. Research is continuing on this product in order to maximize its full potential use for the general public.

On July 15, 1996, results were published in the Annals of Internal Medicine - Vol. 125 No 2, of a new randomized double-blind placebo-controlled study of the common cold, which had commenced at the Cleveland Clinic Foundation, on October 3, 1994. This study had results that showed a 42% reduction in the duration of the common cold.

The Company has exclusive worldwide use, manufacturing, marketing and distribution rights for the zinc gluconate/glycine lozenge formulation, known as "Cold-Eeze". The goal of the Company is to have consumers worldwide make "Cold-Eeze" their preferred choice for relief from the common cold.

The Balance Sheet as of December 31, 1996, the Statements of Operations, and the Statements of Cash Flows for the three month periods ended December 31, 1996 and 1995, have been prepared without audit. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows, for the periods indicated, have been made. All adjustments made were of a normal recurring nature.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and accompanying notes for the fiscal year ended September 30, 1996 in the Companys' Form 10-KSB.


NOTE 2 - TRANSACTIONS AFFECTING STOCKHOLDERS' EQUITY

On January 15, 1997, the Company split its common stock on a two-for-one basis. Therefore, all share data such as, par value, earnings per share, options exercised, warrants granted, cash received or to be received for outstanding options and warrants are all on a post-split basis.

During  the  three  month  period  ended  December  31,  1995,   there  were  no
transactions affecting stockholders equity.

From October 1, 1996 to December 31, 1996, there were 2,365,000 shares issued through the exercise of stock options and warrants of the Company, shares numbering 54,664 were issued for cash payment, and 140,000 were issued for services rendered to the Company. The difference between the option payment price, cash received, or fair market value for services rendered, resulted in an increase to the additional paid-in-capital of the Company.

As of October 1, 1996, there were 5,810,000 unexercised options and warrants. During the period ended December 31, 1996, 2,265,000 options and warrants were exercised at various prices. In November of 1996, the Company issued 350,000 warrants to purchase the Companys' stock at $2.50 per share. At December 31, 1996, there were a total of 3,895,000 (of which 3,595,000 are currently exercisable) of unexercised issued options and warrants of the Companys' stock.

Of the shares issued through the exercise of stock options and warrants, monies in the amount of $301,419, still owing to the Company, are classified as a contra account in stockholders' equity.

In addition, the contract, as modified in November 1996, with Sands Brothers & Co., Ltd., the Companys' investment banker, for the purpose of raising additional capital needed for expansion, stipulates that "Sands" has the conditional right to purchase, at $10 per share, 200,000 shares of the Companys' stock, for every million dollars they identify for the Company in a private placement of the Companys' stock pursuant to Regulation D. Current plans of the Company is that the private placement is not to exceed $10 million.

NOTE 3 - EARNINGS PER SHARE

Earnings and net loss per share is based on the weighted average number of common shares outstanding during the three months ended December 31, 1996 and 1995. During the period ended December 31, 1995, no effect has been given to unexercised stock options or warrants because the effect would be antidilutive.

NOTE 4 - INCOME TAXES

Income taxes resulted in a credit for the period ended December 31, 1996 because of an excess valuation account at September 30, 1996 that provided for deferred taxes at a rate of 15% instead of the 40.5% used at December 31, 1996. Based upon the expectations for the Company at September 30, 1996, a "qualification for a going concern" was made in the audit report of the Company. Thereby indicating the valuation account and rates used were determined to be adequate at that time.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

In November 1996, the Company and George J. Longo entered into an employment agreement for a period of five years. This agreement provides for, among other things, that Mr. Longo, commencing in January 1997, is to serve as the Chief Financial Officer for the Company, a starting base salary of $80,000 per annum, and the granting of 50,000 warrants to purchase the Companys' stock at $2.50 per share.

NOTE 6 - OTHER MATTERS

On January 2, 1997, the Board of Directors approved the change of the Comapnys' fiscal year from September 30 to December 31 to reflect the fiscal year which has been generally adopted by the pharmaceutical industry. The audited statements for the transition period October 1, 1996 to December 31, 1996 will be filed by the Company of Form 10-KSB for the calendar year ended December 31, 1997, and will be audited by Nachum Blumenfrucht, CPA.

On January 29, 1997, the Company engaged the independent accounting firm of Coopers & Lybrand L.L.P. to audit the Companys' financial statements for the calendar year 1997. The replacement of the previous certifying accountant, Nachum Blumenfrucht, CPA, was made by approval of the Board of Directors of the Company and with agreement of Mr. Blumenfrucht. This change was due to the dramatic expansion of business operations undertaken by the Company since the close of the prior fiscal year. There have been no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, nor any reportable event required to be disclosed.

                             THE QUIGLEY CORPORATION
                                  BALANCE SHEET

                                                       (Unaudited)
                                                      March 31, 1997
                                     ASSETS


Current Assets:
    Cash ..................................................   $ 9,042,356
    Accounts receivable, net ..............................    12,334,453
    Inventory .............................................       844,427
       Other current assets ...............................       107,721
                                                              -----------
           TOTAL CURRENT ASSETS ...........................    22,328,957
                                                              -----------

 EQUIPMENT - Less accumulated depreciation ................       118,485
                                                              -----------

 OTHER ASSETS:
       Patent rights - Less accumulated amortization.......       445,510
       Deferred income taxes (Note 4)......................       967,975
       Other assets .......................................       378,841
                                                              -----------
            TOTAL OTHER ASSETS ............................     1,792,326
                                                              -----------

 TOTAL ASSETS .............................................   $24,239,768
                                                              ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
      Accounts payable ....................................   $   903,396
      Accrued payroll and payroll taxes ...................       663,429
      Accrued royalties and sales commissions..............     3,581,070
      Accrued expenses ....................................     1,324,447
      Accrued income taxes ................................     5,292,149
                                                               ----------
           TOTAL CURRENT LIABILITIES ......................    11,764,491
                                                               ----------

OTHER NON-CURRENT LIABILITIES .............................       884,000
                                                               ----------

STOCKHOLDERS' EQUITY:
      Common Stock, $.0005 par value; authorized
        50,000,000; issued 12,178,130;
        outstanding 11,691,268 shares (Note 2).............         6,089
      Additional paid-in capital ..........................     7,440,119
      Retained earnings ...................................     5,638,057
      Less: Treasury stock, 486,862 shares
        at cost (Notes 2 & 3)..............................    (1,145,358)
        Stock subscription receivable (Note 2).............      (347,630)
                                                               ----------
           TOTAL STOCKHOLDERS' EQUITY .....................    11,591,277
                                                               ----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................  $ 24,239,768
                                                               ==========

See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                       Three months ended

                                            March 31, 1997      March 31, 1996

NET SALES ......................................  $ 22,182,007    $   105,432
                                                  ------------    -----------

COST OF SALES ..................................     6,888,823         32,899
                                                  ------------    -----------

GROSS PROFIT ...................................    15,293,184         72,533
                                                  ------------    -----------

OPERATING EXPENSES:
      Sales and marketing ......................     2,486,124         42,137
      Administration ...........................     1,899,564        108,314
                                                  ------------    -----------
           TOTAL OPERATING EXPENSES ............     4,385,688        150,451
                                                  ------------    -----------


INCOME BEFORE TAXES ............................    10,907,496        (77,918)
                                                  ------------    -----------

INCOME TAXES (Note 4)...........................     4,417,681           (628)
                                                  ------------    -----------

NET INCOME .....................................  $  6,489,815    ($   77,290)
                                                  ============    ===========


Earnings  per common share:

      Primary (Notes 2 and 3)...................  $        .40    ($      .01)
                                                  ============    ===========

      Fully diluted (Notes 2 and 3).............  $        .40    ($      .01)
                                                  ============    ===========

Weighted average common shares outstanding:

      Primary (Notes 2 and 3)...................    16,368,844      8,416,568

      Fully diluted (Notes 2 and 3).............    16,368,844      8,416,568


See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                        Three months ended
                                                    March 31,1997  March 31,1996

OPERATING ACTIVITIES:
  Net income (loss) ..............................    $  6,489,815    ($77,290)
                                                      ------------    --------
  Adjustments  to  reconcile  net  income  (loss)
       to net cash used by  operating
       activities:
       Depreciation and amortization ..............         48,991        --
       Deferred income taxes ......................       (252,150)       --
       (Increase) decrease in assets:
           Accounts receivable ....................    (10,133,629)     61,065
           Inventory ..............................       (543,695)      7,419
           Other current assets ...................        (97,864)        253
       Increase (decrease) in liabilities:
           Accounts payable .......................        771,599      (7,757)
           Accrued payroll and payroll taxes ......        663,429        --
           Accrued royalties and sales commissions.      2,950,425        --
           Accrued expenses .......................      1,205,096      (1,442)
           Accrued income taxes ...................      4,669,831        --
           Other non-current liabilities ..........        884,000        --
                                                      ------------    --------
               Total adjustments ..................        166,033      59,538
                                                      ------------    --------

NET CASH PROVIDED BY OPERATING ACTIVITIES ..........     6,655,848     (17,752)
                                                      ------------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ............................        (50,435)       (697)
  Patent rights and other assets ..................       (390,515)        (11)
                                                      ------------    --------

NET CASH FLOWS FROM INVESTING ACTIVITIES ..........       (440,950)       (708)
                                                      ------------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issued from exercise of options and
      warrants ....................................         27,500        --
  Common stock issued from sale of stock ..........         76,007      28,575
  Due from attorney's escrow account ..............        260,000        --
  Stock subscription receivable ...................          7,978      (1,098)
                                                      ------------    --------

NET CASH FLOWS FROM FINANCING ACTIVITIES ..........        371,485      27,477
                                                      ------------    --------

NET INCREASE (DECREASE) IN CASH ...................      6,586,383       9,017

CASH AT BEGINNING OF PERIOD .......................      2,455,973      79,612
                                                      ------------    --------

CASH AT END OF PERIOD .............................   $  9,042,356    $ 88,629
                                                      ============    ========

See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                      STATEMENTS OF CASH FLOWS (continued)
                                   (Unaudited)


                                                        Three months ended
                                                   March 31,1997   March 31,1996


Supplemental disclosure of cash flow information


   Non cash investing and financing activities:

   Capital expenditures                               ($7,905)           -----
   Patent rights                                     (205,000)           -----
   Common stock issued for services performed       1,358,263            -----
   Treasury stock cost                             (1,145,358)           -----



See accompanying notes to financial statements

                             THE QUIGLEY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND GENERAL

The Quigley Corporation (the "Company"), organized under the laws of the state of Nevada, is primarily engaged in the development, manufacturing, and marketing of homeopathic cold remedies. The products developed are being offered to the general public through distributors, brokers, mail order, and is regularly featured on the QVC Cable TV shopping network. For the fiscal periods presented, and for the immediate future, the Company plans to continue concentrating its efforts in the promotion of its major proprietary "Cold-Eeze(TM)" and Cold-Eezer Plus products. These products are based upon a proprietary zinc gluconate glycine formula which in a clinical study conducted by The Cleveland Clinic, has been shown to reduce the severity and duration of the common cold. This product is covered by patents registered in the United States, United Kingdom, Sweden, France, Italy, Canada, Germany and pending in Japan. Research is continuing on this product in order to maximize its full potential use for the general public.

On July 15, 1996, results of this study were published in the Annals of Internal Medicine - Vol. 125 No 2, of a new randomized double-blind placebo-controlled study of the common cold, which had commenced at the Cleveland Clinic Foundation, on October 3, 1994. This study had results that indicated a 42% reduction in the duration and severity of the common cold.

The Company has exclusive worldwide use, manufacturing, marketing and distribution rights for the zinc gluconate glycine lozenge formulation, known as "Cold-Eeze(TM)". The goal of the Company is to have consumers worldwide make "Cold-Eeze(TM)" their preferred choice for relief from the common cold.

The business of the Company is subject to federal and state laws and regulations adopted for the health and safety of users of the Company's products. Cold-Eeze(TM) is a homeopathic remedy which is subject to regulations by various federal, state and local agencies, including the FDA and the Homeopathic Pharmacopoeia of the United States.

The Company competes with a various range and size of suppliers in the cold remedy products arena. Cold-Eeze(TM) has been clinically proven to reduce the duration and severity of the common cold, whereas the competition's products only relieve the symptoms of the cold. The management of the Company believes there should be no future impediment on our ability to compete in the marketplace now, or in the immediate future, since factors concerning the product, such as, price, product quality, availability, reliability, credit terms, name recognition, delivery and support are all properly positioned.

The Balance Sheet as of March 31, 1997, the Statements of Operations, and the Statements of Cash Flows for the three month periods ended March 31, 1997 and 1996, have been prepared without audit. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows, for the periods indicated, have been made. All adjustments made were of a normal recurring nature.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and accompanying notes for the fiscal year ended September 30, 1996, in the Company's Form 10-KSB/A, and the transition quarter ended December 31, 1996, in the Company's Form 10-QSB. The transition quarter reflects the Company's change from a fiscal year end of September 30, to a calendar year end, and is reflective of the first quarter results since the release of The Cleveland Clinic Study in July 1996.

NOTE 2 - TRANSACTIONS AFFECTING STOCKHOLDER'S EQUITY

On January 15, 1997, the Company split its common stock on a two-for-one basis. Therefore, all share data such as, par value, earnings per share, options and warrants exercised, cash received or to be received for outstanding options and warrants are all on a post-split basis.

From January 1, 1997 to March 31, 1997, there were 40,000 shares issued through the exercise of stock options and warrants of the Company, shares numbering 17,884 were issued for cash payment, 264,120 were issued for services rendered to the Company, and 729,928 shares were returned to the Company to be placed in treasury. The difference between the option payment price, cash received, or fair market value for services rendered, resulted in an increase to the additional paid-in-capital of the Company.

At March 31, 1997, there were a total of 4,940,000 (of which 4,640,000 are currently exerciseable) of unexercised issued options and warrants of the Company's stock.

Of the shares issued through the exercise of stock options and warrants, monies in the amount of $347,630 still owing to the Company, are classified as a contra account in stockholder's equity.

In addition, the contract, as modified in November 1996, with Sands Brothers & Co., Ltd., the Company's investment banker, for the purpose of raising additional capital needed for expansion, stipulates that "Sands" has the conditional right to purchase, at $10 per share, 200,000 shares of the Company's stock, for every million dollars they identify for the Company in a private placement of the Company's stock pursuant to Regulation D. The Company desired that the private placement was not to exceed $10 million.

During the period ended March 31, 1997, the Company decided not to pursue a private placement offering. Therefore, the aforementioned possible additional warrants for "Sands" will not materialize. However, in order to cancel this arrangement with "Sands", which was subsequent to March 31, 1997, the Company issued to "Sands" 350,000 additional warrants to purchase the Company's stock at $10 per share. Accordingly, a provision for loss of $700,000 ($417,000 net of taxes) for a total of 1,150,000 warrants issued to "Sands", and other expenses expected to be incurred, was charged against earnings for the period ended March 31, 1997. Also, the Company canceled a contract with a consulting firm that was previously issued 350,000 options to purchase the Company's stock. A provision of $91,000 ($54,000 net of taxes), was charged against earnings during this period ended March 31, 1997. The provision for loss for these canceled agreements, which is based upon the current information available, may be adjusted, as a further valuation is made for these warrants.

On March 27, 1997, the Company received a net return to treasury 486,862 shares of its stock because of a favorable ruling from litigation commenced against Nutritional Foods, Ltd. ("NFL"). The total shares recovered was 729,928. As payment for legal services, 243,066 restricted shares were issued on March 27, 1997 with a discounted market value for these shares of $1,145,358. This discounted value then became the cost of the net treasury stock ($2.35 per share) returned to the Company.

NOTE 3 - EARNINGS PER SHARE

Earnings and net loss per share is based on the weighted average number of common shares outstanding during the three months ended March 31, 1997 and 1996. Using the modified treasury stock method, increased the weighted average number of common shares outstanding for the period ended March 31, 1997 by 4,305,014 shares, or a total number of weighted shares outstanding of 16,368,844. During the period ended March 31, 1996, no effect has been given to unexercised stock options or warrants because the effect would be antidilutive.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", which simplifies the calculation of basic EPS and diluted EPS. The effective date is for accounting periods ending after December 15, 1997, with restatement for prior periods presented after December 15, 1997.

NOTE 4 - INCOME TAXES

Income taxes includes both deferred and currently payable taxes. Deferred income taxes result from temporary differences which consist of a different tax base for assets and liabilities than their reported amounts in the financial statements. The deferred tax asset of $967,975 consists principally of future tax deductions from the issuance of options, warrants and restricted stock. For the period ended March 31, 1997 an effective tax rate is provided for deferred and currently payable taxes at 40.5%. Since the Company was in a Net Operating Loss position at March 31, 1996, only $628 was provided as the amount that was expected to be realized.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company maintains certain royalty agreements with the founders and developers, licensors, and consultants for the Cold-Eeze(TM) product. The gross royalty is 13% of sales collected before certain deductions. Representative Agreements are in place for several Brokers and Distributors, both Nationally and Internationally. These agreements are sales performance based. In addition the Company has also issued incentive common stock purchase options to its Brokers, Distributors and Representatives. Additionally, there are employment agreements in place with certain officers of the Company that expire in 2005 or earlier, and provide for among other things, a minimum annual base compensation.

During the period ended March 31, 1997, an agreement with the manufacturer of the Cold-Eeze(TM) product for the Company was entered for a period of three years. Also, the Company has contractual commitments for advertising amounting to approximately $2,700,000.

Included in the results of operations for the period ended March 31, 1997, are provisions for estimated costs to litigate the settlement of certain agreements and infringements of the Company's proprietary Cold-Eeze(TM) product by certain competitors.


NOTE 6 - OTHER MATTERS

On January 2, 1997, the Board of Directors approved the change of the Company's fiscal year from September 30 to December 31 to reflect the fiscal year which has been generally adopted by the pharmaceutical industry. The audited statements for the transition period October 1, 1996 to December 31, 1996, will be audited by Nachum Blumenfrucht, CPA, and filed by the Company within Form 10-KSB for the calendar year ended December 31, 1997.

On January 29, 1997, the Company engaged the independent accounting firm of Coopers & Lybrand L.L.P. to audit the Company's financial statements for the calendar year 1997. The replacement of the previous certifying accountant, Nachum Blumenfrucht, CPA, was made by approval of the Board of Directors of the Company and with agreement of Mr. Blumenfrucht. This change was due to the dramatic expansion of business operations undertaken by the Company since the close of the prior fiscal year. There have been no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, nor any reportable event required to be disclosed.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

                                                                     PAGE

Available Information...................................................2
Prospectus Summary......................................................3
The Company.............................................................3
Risk Factors............................................................6
Use of Proceeds........................................................12
Price Range of Common Stock ...........................................13
Dividend Policy........................................................15
Selected Financial Data................................................15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................................................16
Business...............................................................24
Management.............................................................29
Certain Transactions...................................................34
Security Ownership of Certain Beneficial
  Owners and Management................................................34
Description of Securities..............................................36
Selling Shareholders...................................................38
Plan of Distribution...................................................43
Legal Matters..........................................................44
Experts................................................................44
Change of Accountants    ..............................................45
Index to Financial Statements.........................................F-1


                             THE QUIGLEY CORPORATION


                        5,480,000 SHARES OF COMMON STOCK




                                   PROSPECTUS





                                    [ ], 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-laws authorize indemnification of directors and officers as follows:

               ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS,
                              EMPLOYEES AND AGENTS

         Section 1. The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. No officer, director or shareholder may become surety on behalf of the corporation for any of its obligations under any circumstances whatsoever.

         See Item 9(e) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 78.751 of the Nevada General Corporation Law provides as follows:

                  "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                  (a)      By the shareholders;

                  (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                  (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                  (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in other capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee........................................      $4,998.42
Legal fees and expenses (including Blue
Sky)........................................................      25,000.00
Accounting Fees and Expenses................................       5,000.00
Miscellaneous...............................................         501.58
                                                               ------------
         Total..............................................    $ 35,500.00
                                                                ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits:
EXHIBIT NO.
***3.1              Articles of Incorporation of the Company (as amended).
  *3.2              Certificate  to Increase the Number of Authorized  Shares of
                    the Company.
***3.3              Bylaws of the Company as currently in effect.
 *5                 Opinion  of  Olshan  Grundman  Frome &  Rosenzweig  LLP with respect to legality of the Common Stock.
***10.1             Stock  Option  Plan  for  Consultants,   Advisors  and  Non-
                    Employee Directors.
**10.2              Exclusive  Representation  and Distribution  Agreement dated
                    May 4,  1992  between  the  Company  and  Godfrey  Science &
                    Design, Inc. et al.
***10.3             Employment  Agreement dated June 1, 1995 between the Company and Guy J. Quigley.
***10.4             Exclusive   Master   Broker   Wholesale    Distributor   and
                    Non-Exclusive National Chain Broker Agreement dated July 22,
                    1994 between the Company and Russell Mitchell.
*10.5               United States  Exclusive  Supply  Agreement  dated March 17,
                    1997  (portions  of this  exhibit are omitted and were filed separately with the Securities  Exchange Commission pursuant
                    to  the  Company's   application   requesting   confidential
                    treatment in accordance with Rule 406 of Regulation C as promulgated under the Securities Act of 1933).
*23.1               Consent of Olshan Grundman Frome & Rosenzweig LLP,  included in Exhibit No. 5.

*23.2               Consent of Nachum Blumenfruct, CPA.
*25.0               Power of Attorney,  included on the  signature  page to this
                    Registration Statement.

---------------------------
*        Filed herewith.

** Incorporated by reference to the Company's Registration Statement on Form S-18, filed with the Commission on September 21, 1990 (Commission File No. 33-36934), as amended.

*** Incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1996 (File No.- 1-21617).

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to;

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)     Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement;

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of such securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania, on this 14th day of July, 1997.

                                    THE QUIGLEY CORPORATION


                                    /S/ GUY J. QUIGLEY
                                    -------------------------------------------
                                    Guy J. Quigley, Chief Executive Officer and
                                    President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GUY QUIGLEY and CHARLES A. PHILLIPS, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                     DATE



/S/ GUY J. QUIGLEY                      Chairman of the           July 14, 1997
-------------------------------         Board, President,
Guy J. Quigley                          Chief Executive
                                        Officer and
                                        Director

/S/ GEORGE J. LONGO                     Vice President,           July 14, 1997
-------------------------------         Chief Financial
George J. Longo                         Officer and
                                        Director (Principal
                                        Financial and
                                        Accounting Officer)


/S/ ERIC H. KAYTES                      Vice President,           July 14, 1997
-------------------------------         Secretary,
Eric H. Kaytes                          Treasurer, and
                                        Director

/S/ CHARLES A. PHILLIPS                 Vice President,           July 14, 1997
-------------------------------         Chief Operating
Charles A. Phillips                     Officer and
                                        Director

-------------------------------         Director                  July 14, 1997
Dr. Robert L. Pollack



/S/ A. JERENE ROBBINS, M.D.             Director                  July 14, 1997
-------------------------------
A. Jerene Robbins, M.D.